Exhibit 10.26

Execution Version

ASSET PURCHASE AGREEMENT

by and among

RUTH’S CHRIS STEAK HOUSE, INC.,

CAMERON MITCHELL RESTAURANTS, LLC,

M. CAMERON MITCHELL,

Intervener

and

1245 PROPERTIES, LLC,

Intervener

Dated as of November 6, 2007

i

3.6	Real Property	15

3.7	Acquired Assets	15

3.8	Real Property Leases	15

3.9	Sufficiency of Assets	17

3.10	Trade Payables	17

3.11	Inventory	17

3.12	Financial Statements	17

3.13	Absence of Certain Changes	18

3.14	Legal Compliance	19

3.15	Tax Matters	20

3.16	Intentionally Omitted	20

3.17	Intellectual Property	20

3.18	Tangible Assets	22

3.19	Contracts	22

3.20	Litigation	23

3.21	Seller’s Employees	23

3.22	Employee Benefit Plans	24

3.23	Environment, Health, and Safety	25

3.24	Assumed Liabilities	26

3.25	Insurance	26

3.26	Gift Cards	26

3.27	Disclosure	26

Article IV – REPRESENTATIONS AND WARRANTIES OF PURCHASER		27

4.1	Organization	27

4.2	Authorization of Transaction	27

4.3	Noncontravention	27

4.4	Brokers’ Fees	27

4.5	Legal Compliance	28

4.6	No Financing Contingency; Sufficiency of Cash on Hand	28

4.7	Due Diligence Investigation	28

4.8	Disclosure	28

Article V – CERTAIN OBLIGATIONS PRIOR TO CLOSING		28

5.1	Covenants	28

5.2	Risk of Loss	33

5.3	Further Assurances/Cooperation	33

5.4	Termination of Equipment Leases and Loans	33

5.5	Purchaser’s Access to Premises, Employees and Information; Confidentiality	33

5.6	Real Estate Matters	34

5.7	Environmental Matters	35

5.8	Inventory Assessment	35

5.9	Purchaser’s Financing	35

Article VI – COVENANTS TO SURVIVE THE CLOSING		35

6.1	Employees	36

6.2	Non-assignable Contracts and Permits and Liquor Licenses	37

6.3	Confidentiality	38

6.4	Tax Matters	38

6.5	Continuing Existence of Seller	40

6.6	Post-Closing Audited Financial Statements	40

6.7	Gift Cards	40

6.8	Redemption of Gift Cards	41

6.9	Non-Solicitation of Seller’s Employees	41

6.10	Non-Solicitation of Purchaser’s Employees	41

6.11	Non-Competition	41

6.12	Use of “Mitchell”	41

6.13	Cameron’s Steakhouse	42

6.14	Working Cash	43

6.15	Real Property Leases	43

6.16	Real Property Lease Notices	43

6.17	Bulk Sales Laws	43

6.18	Additional Assurances	43

6.19	Survivability	43

Article VII – INDEMNIFICATION		43

7.1	Survival of Representations	43

7.2	Indemnification by Seller	44

7.3	Indemnification by Purchaser	45

7.4	Prosecution of Indemnification Claims	46

7.5	Liability Escrow Arrangement	46

7.6	Limitations	47

7.7	Amount of Damages	47

7.8	Gift Card Escrow Account	47

7.9	Indemnification of Mitchell	47

Article VIII – CLOSING CONDITIONS		48

8.1	Conditions to the Obligations of Purchaser	48

8.2	Conditions to the Obligations of Seller	50

Article IX – TERMINATION		51

9.1	Mutual Consent	51

9.2	By Either Purchaser or Seller	51

9.3	By Purchaser	52

9.4	By Seller	52

9.5	Effect of Termination	52

Article X – MISCELLANEOUS		52

10.1	Press Releases and Public Announcements	52

10.2	No Third Party Beneficiaries	52

10.3	Entire Agreement	52

10.4	Succession and Assignment	53

10.5	Counterparts	53

10.6	Headings	53

10.7	Notices	53

10.8	Governing Law	54

10.9	Amendments and Waivers	54

10.10	Severability	55

10.11	Construction	55

10.12	Incorporation of Exhibits and Schedules	,55

10.13	Litigation Expense	55

10.14	Specific Performance	55

v

Schedules

1.1(a)	Acquired Assets

1.1(b)	Excluded Assets

1.1(c)	Restaurants

3.2	Governmental Consents

3.4	Consents

3.6	Seller’s Real Property

3.7	Acquired Assets Subject to Liens

3.8	Real Property Leases

3.8(n)	Parking

3.8(p)	Landlord Advances

3.12(c)	Liabilities Not Disclosed on Financial Statements

3.13	Absence of Certain Changes

3.14	Permits

3.15	Tax matters

3.17	Intellectual Property

3.19	Contracts

3.20	Litigation

3.21	Seller’s Employees

3.22	Employee Benefits Plan

3.23	Environment, Health, and Safety

3.24	Assumed Liabilities

5.1(d)	Operation of Business

5.4	Termination of Leases and Debt

6.2	Liquor License Consent

Exhibits

Exhibit A	Bill of Sale

Exhibit B	Intellectual Property Documents

Exhibit C	Shared Services Agreement

Exhibit D	Non-Compete and Non-Solicitation Agreement

Exhibit E	Assignment and Assumption Agreement

Exhibit F	1245 Properties Deed

Exhibit G	Purchase Price Allocation

Exhibit H	Liability Escrow Agreement

Exhibit I	Gift Card Escrow Agreement

Exhibit J	M. Cameron Mitchell Consulting and Non-Compete Agreement

Exhibit K	Opinion of Porter Wright Morris & Arthur LLP

Exhibit L	Inventory

Exhibit M	Estoppel Certificate and Consent to Assignment

Exhibit N	Assignment of all Intellectual Property and Bill of Sale

Exhibit O	Assignment of Lease

Exhibit P	Cross Receipt

Exhibit Q	Consent of Members

Exhibit R	Management Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 6th day of November, 2007, by and among Ruth’s Chris Steak House, Inc., a Delaware corporation and its permitted assignees pursuant to Section 10.4 hereof (collectively, the “Purchaser”) and Cameron Mitchell Restaurants, LLC, an Ohio limited liability company (“Seller”). Also appearing herein, (each as an “Intervener” and collectively as the “Interveners”) are Mr. M. Cameron Mitchell, individually (“Mitchell”) and 1245 Properties, LLC, an Ohio limited liability company (“1245 Properties”).

This Agreement contemplates a transaction in which Purchaser will purchase all of Seller’s, and its Affiliates’, undivided right, title and interest, of any kind and nature, relating, directly or indirectly, to the development, ownership and operation of the restaurants and trade names described in Section 1.1(c) of the Seller Disclosure Schedule.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.

ARTICLE I – DEFINITIONS

1.1 Definitions. The following capitalized words and phrases have the stated meanings:

“Accounts Receivable” means all obligations to Seller on the basis of goods sold or services performed by Seller for which payment has not been fully made, together with all interest, late charges, penalties, collection fees and other sums that may be due and payable in connection with such obligations.

“Acquired Assets” means the assets, properties, and rights of every kind, nature, type and description, real, personal and mixed, tangible and intangible (including Intellectual Property), used or useful in, or related to, the Business. The term “Acquired Assets” shall include the real, personal and mixed, tangible and intangible (including the Intellectual Property), assets, property, and rights of Seller and 1245 Properties described in the Seller Disclosure Schedule other than the Excluded Assets set forth in Section 1.1(b) of the Seller Disclosure Schedule.

“Affected Restaurant” has the meaning set forth in Section 6.2 below.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means the agreements substantially in the form attached hereto as Exhibits A, B, C, D, E, F, H, I, J, N, O, and P.

“Assignment and Assumption” has the meaning set forth in Section 2.9 below.

“Assumed Liabilities” means the Liabilities arising from (i) the honoring of any Bonus Cards issued prior to the Closing Date and presented to Purchaser for redemption after the Closing Date, (ii) honoring any Gift Cards issued prior to the Closing Date and presented to Purchaser for redemption after the Closing Date, subject to the terms and conditions of the Gift Card Escrow Agreement, (iii) accruing after the Closing Date under the contracts, certain copier leases and other agreements marked with an asterisk in Section 3.19 of the Seller Disclosure Schedule and (iv) that portion of the POS Lease Amount not paid by Seller prior to Closing and assumed by Purchaser at Closing.

“Bonus Cards” means $25 denomination cards issued by Seller prior to the Closing Date that can be used at any of the Restaurants between Sunday and Thursday until February 29, 2008.

“Bulk Sales Laws” means Article 6 of the Uniform Commercial Code as in force in any state in which the Acquired Assets are located and all other similar laws applicable to bulk sales and transfers.

“Business” means the Restaurants operated, or to be operated at the locations listed on Section 1.1(a) of the Seller Disclosure Schedule, including any right of Seller to develop or expand a restaurant at such locations.

“Business Employees” has the meaning set forth in Section 3.21(a) below.

“Capital Stock” means (a) in the case of a corporation, corporate stock, or options, warrants or rights to receive corporate stock; (b) in the case of an association or business entity, any or all shares, interests, participations, rights or other equivalents (however designated) which evidence one or more of (i) a right to share in the entity’s earnings or assets, or both; (ii) a right to vote on significant matters affecting the entity, including without limitation whether to authorize additional participation rights, whether to merge or combine with another entity or whether to dissolve the entity; or (iii) a right to obtain information from the entity about its business and prospects on a regular basis; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers upon a Person the right to vote or to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Cards” means pre-paid balance cards issued by Seller that can be used at any of the Restaurants.

“Claim” has the meaning set forth in Section 7.4 below.

“Closing” has the meaning set forth in Section 2.8 below.

“Closing Date” has the meaning set forth in Section 2.8 below.

“Club Cards” means cards issued for various group discounts available for a certain number of visits to any of the Restaurants that are valid for use only from January 1 through December 31 of a calendar year.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” has the meaning set forth in Section 5.6 below.

“Confidential Information” has the meaning set forth in Section 6.3 below.

“Damages” has the meaning set forth in Section 7.2 below.

“Employee Benefit Plan” means that term as defined by Section 3(3) of the ERISA, or any other bonus, profit sharing, pension, retirement compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, severance, or other plan, agreement, policy, trust fund or arrangement for the benefit of current or former directors or employees of any Seller and any of Seller’s current or former ERISA Affiliates or any other persons currently or formerly performing services for any Seller and any of Seller’s current or former ERISA Affiliates, and/or beneficiaries of any such persons.

“Employment Offer” has the meaning set forth in Section 6.1 below.

“Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Material Transportation and Uniform Safety Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, and the Occupational Safety and Health Act of 1970, each as amended, together with their state and local counterparts or equivalents and all other laws, statutes, ordinances, regulations, criteria, or guidelines (including rules, regulations or codes and any injunctions, judgments, orders, decrees or rulings, with respect to the Acquired Assets or the Business) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes in effect as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person that, together with any Seller, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Seller is or has been a general partner.

“Estoppel and Consent” has the meaning set forth in Section 2.9 below.

“Excluded Assets” means:

(i) Cash;

(ii) Accounts Receivable;

(iii) membership interests of 1245 Properties;

(iv) The corporate minute books and equity ledgers of Seller;

(v) All documentation and correspondence of the Seller not related to the Business; and

(vi) Any personal memorabilia items currently used or displayed in the Restaurants to the extent set forth in Section 1.1 .(b) of the Seller Disclosure Schedule, if any, unless such memorabilia is part and parcel of the Restaurants’ trade dress or marketing scheme, in which case it shall be included within the Acquired Assets.

“Expenditures” has the meaning set forth in Section 2.3 below.

“Fee Owned Property” has the meaning set forth in Section 3.6 below.

“Financial Statements” means collectively, (i) the audited annual financial statements of the Seller doing business as “Mitchell’s Fish Market” and “Columbus Fish Market” for the periods ending December 31, 2005 and December 31, 2006, respectively, in each case prepared in accordance with GAAP and as audited by Hausser + Taylor LLC, together with related notes, schedules and supplemental information and a report on such financial information by Hausser + Taylor LLC, (ii) the unaudited annual financial statements of the Seller doing business as “Mitchell’s Steakhouse” and “Cameron’s Steakhouse” (but excluding the Cameron’s Steakhouse located in Glendale (Milwaukee, WI)) , for the periods ending December 31, 2005 and December 31, 2006, respectively, in each case prepared in accordance with GAAP, and (iii) the Most Recent Financial Statements and (iv) the financial statements required to be delivered by Seller to Purchaser prior to the Closing Date pursuant to Section 5.1(m).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Gift Cards” means collectively the Cash Cards, Club Cards and Promotional Cards.

“Gift Card Escrow Agreement” has the meaning set forth in Section 7.8 below.

“Gift Card Liability Period” has the meaning set forth in Section 6.7 below.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, parish, city or other political subdivision.

“Hazardous Substances” shall mean (i) any hazardous or toxic waste, chemical, substance, waste, pollutant, contaminant, or material defined as or deemed as hazardous or toxic or otherwise regulated under any Environmental, Health and Safety Law, (ii) asbestos or asbestos-containing material, (iii) medical, radiological and biological waste, (iv) urea formaldehyde and polychlorinated biphenyls, (v) oil and petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products, including gasoline, fuel oil, crude oil, and other various constituents of such products, (vi) fungal growth and mold, (vii) lead in paint or drinking water, and (viii) pesticides and other agricultural chemicals, and (ix) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental, Health and Safety Laws.

“Indemnitee” has the meaning set forth in Section 7.4 below.

“Intellectual Property” means (a) all inventions relating to the Business (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) the federally registered service mark “Mitchell’s Fish Market” (Reg. No. 2,713,985), the common law service mark “Cameron’s Steakhouse” as used in connection with steakhouse and seafood restaurant services, the common law service marks “Columbus Fish Market” and “Mitchell’s Steakhouse” and all other trade names, common law trade and service marks, state registered trade and service marks, and trade dress owned or used by Seller in connection with the Business, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, affidavits, and renewals in connection therewith; (c) the name “Mitchell” (including any stylistic presentation or possessive/plural-possessive form) for use and for future exploitation “by Purchaser, in connection with the provision of restaurant, lounge, catering or food services of any kind and scope worldwide, whether used in connection with the Business or not, to include, without limitation, (i) marketing, promotion or advertisement in any form of such services, (ii) trademark, service mark or trade name use and federal, state or foreign registration in any class related to or associated with such services or the promotion or advertisement of same, and (iii) as part of or the subject of a copyright claim, use or registration; (d) the common law service mark “Mitchell’s Ocean Club” as used in connection with and on restaurant services and the federal application to register the same (Ser. No. 77/038135); (e) all copyrightable works, all copyrights therein, and all applications, registrations, and renewals used in connection with the Business; (f) all mask works and all applications, registrations, and renewals used in connection with the Business; (g) all trade secrets and confidential business information which relates to or is used in the operation of the Business and which does not remain the property of Seller pursuant to applicable provisions of this Agreement (including recipes, cookbooks, manuals, policies and procedures, and training tapes/videos); (h) all assignable computer software (including data and related documentation) relating solely to the Business; and (i) all domain names currently registered or used in association with the Business as well as the domain name “www.mitchellsoceanclub.com.” Notwithstanding the foregoing, Intellectual Property does not mean the common law service marks and all other trade names, common law trade and service marks, state registered trade and service marks “Cameron” as used in connection with non-steakhouse and/or non-seafood restaurant services, “Cameron’s American Bistro,” “Cameron Mitchell Restaurants, LLC,” “Cameron Mitchell Catering” and the domain names “www.cameronmitchellcatering.com” and “www.cameronmitchell.com.”

“Inventory” means all of Seller’s inventory at the Restaurants, including without limitation, all perishable and non-perishable meats, fish, poultry, vegetables, and other foodstuffs, beverages, including without limitation, all liquor, beer and wine (to the extent the transfer of liquor, beer and wine is not prohibited by applicable law), paper goods, condiments, and other items held for sale or consumption in connection with the Business.

“Key Business Employee” has the meaning set forth in Section 3.21(a).

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and whether or not the same is required to be accrued on the financial statements of such Person.

“Liability Escrow Fund” has the meaning set forth in Section 7.5 below.

“Lien” means any lien, mortgage, deed of trust, security interest, pledge, negative pledge, conditional sale or title retention, any community or other marital property interest or equitable interest, any restrictive covenant, restriction on use or similar restriction, any claim, levy or charge or encumbrance of any kind or nature, any easement, encroachment or survey defect, or any option, right of first refusal or offer, preferential or third party right.

“Liquor License” means the licenses required to sell alcoholic beverages at each of the Restaurants and identified in Section 3.14 of the Seller Disclosure Schedule.

“Limitation Period” has the meaning set forth in Section 7.1 below.

“Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or other matter that individually or in the aggregate has had or could reasonably be expected to have a material adverse impact to or on (i) the ability of Seller to perform its obligations under this Agreement or (ii) the Liabilities, results of operations, operations, financial condition, condition, performance, or prospects of the Acquired Assets or the Business; provided, however, the term “Material Adverse Effect” for purposes of this clause (ii) shall not include any such material adverse impact to the extent that it directly or indirectly relates to or results from the announcement or consummation of the transactions contemplated by this Agreement.

“Material Contract or Permit” means, collectively, (i) the Real Property Leases, (ii) the Liquor Licenses and (iii) any Permits set forth on Exhibit 3.14.

“M&A Qualified Beneficiaries” has the meaning set forth in Section 6.1 below.

“Most Recent Financial Statement” means the unaudited interim financial statements of the Seller (i) doing business as “Mitchell’s Fish Market” and “Columbus Fish Market” and (ii) doing business as “Mitchell’s Steakhouse” and “Cameron’s Steakhouse” (but excluding the Cameron’s Steakhouse located in Glendale (Milwaukee, WI)), in each case prepared in accordance with GAAP for the six month period ending June 30, 2007.

“Non-Material Contract or Permit” means any contract, agreement or Permit that is not a Material Contract or Permit.

“Operating Agreement” means the Operating Agreement of Seller dated February 20, 1998, as amended January 17, 2001 and July 1, 2007.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice and custom.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Advisory Oversight Board.

“Permits” has the meaning set forth in Section 3.14 below.

“Permitted Lien” means (i) Liens arising from Taxes that are not yet due and payable; (ii) zoning restrictions, easements, minor restrictions on the use of real property (including any lease thereof), minor irregularities in title thereto and other minor Liens (x) that do not secure the payment of money or the performance of an obligation or (y) that do not in the aggregate materially detract from the value of any of the Restaurants, any of the Real Property Leases or the Fee Owned Property, or the Acquired Assets, taken as a whole, or materially impair the use thereof in the Business; (iii) Liens imposed by law in favor of landlords and suppliers of inventory arising in the Ordinary Course of Business for sums not yet due; and (iv) Lien filings for informational purposes only with respect to equipment leases entered into in the Ordinary Course of Business.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof), or any other entity of any kind which is legally recognized as a separate entity under the laws of its jurisdiction of creation or formation.

“Promotional Cards” means a single use set amount card (not to exceed $100) issued by Seller prior to the Closing Date primarily for promotional, charitable, media trade or guest service matters that can be used at any of the Restaurants.

“POS Lease Amount” means the aggregate amount of the capital leases listed in Section 3.7 of the Seller Disclosure Schedule with respect to the lease of POS Systems/Business Electronics, Wasserman Tables and a DMX Music System from CFC Investment Company, as lessor and lender, for various Restaurant locations.

“Purchase Price” has the meaning set forth in Section 2.2 below.

“Purchase Price Adjustment” has the meaning set forth in Section 2.3(b) below.

“Purchase Price Adjustment Notice” has the meaning set forth in Section 2.3(b) below.

“Purchaser Indemnitees” has the meaning set forth in Section 7.2 below.

“Real Property Leases” has the meaning set forth in Section 3.8 below.

“Required Approvals” has the meaning set forth in Section 6.2 below.

“Restaurant Concept Agreement” has the meaning set forth in Section 5.1(j) below.

“Restaurants” means the restaurant and bar businesses of Seller operated or to be operated at the locations listed on Section 1.1(c) of the Seller Disclosure Schedule.

“Retained Liabilities” has the meaning set forth in Section 2.5 below.

“Seller Indemnities” has the meaning set forth in Section 7.3 below.

“Seller Disclosure Schedule” has the meaning set forth in Section 3.2 below.

“Shared Liabilities” has the meaning set forth in Section 2.6 below.

“Shared Services Agreement” has the meaning set forth in Section 2.9 below.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Surveys” has the meaning set forth in Section 5.6 below.

“Tax” means any federal, state, foreign or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, commercial or business activity and general business, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, and any unclaimed property, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or credit, or information return or statement relating to any Taxes, whether filed on a separate, combined, consolidated or unitary basis, including any schedule or attachment thereto and any amendment thereof.

“1245 Properties” means 1245 Properties, LLC, an Ohio limited liability company, the membership interests of which are wholly owned by Seller.

“Termination Date” has the meaning set forth in Section 9.2 below.

“Title Company” has the meaning set forth in Section 5.6 below.

“Title Objections” has the meaning set forth in Section 5.6 below.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the applicable state where the Acquired Assets are located.

“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. $2101 et. seq.

“Working Cash” means the sum of $1,500 representing the estimated average daily opening cash balance at each Restaurant.

1.2 Interpretation. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time prior to the date hereof, and to the rules and regulations promulgated thereunder prior to the date hereof. Any reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with its terms. Unless the context otherwise requires, (1) all references made in this Agreement to a Section, Schedule or an Exhibit are to a Section, Schedule or an Exhibit of or to this Agreement, (2) “or” is disjunctive but not necessarily exclusive, (3) “will” shall be deemed to have the same meaning as the word “shall” and (4) words in the singular include the plural and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not so followed. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

ARTICLE II – PURCHASE AND SALE OF ACQUIRED ASSETS

2.1 Purchase and Sale of Acquired Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Liens and restrictions on transfer, all of the Acquired Assets for the consideration specified below in this Article II. This Agreement is limited to the assets described, and Purchaser is not purchasing, and shall have no interest in, the Excluded Assets,

2.2 Purchase Price. Purchaser agrees to pay to Seller at the Closing the sum of Ninety Four Million Dollars ($94,000,000.00) (the “Purchase Price”), payable by transfer of immediately available funds. The Purchase Price shall be subject to adjustment as provided in Section 2.3 below.

2.3 Purchase Price Adjustment.

(a) The Purchase Price shall be subject to adjustment by the credit to Seller of (A) the actual, reasonable and documented development and construction expenditures incurred and paid by Seller prior to Closing at the two (2) Scottsdale, Arizona, and one Overland Park, Kansas restaurant locations listed on Section 1.1(c) of the Seller Disclosure Schedule, and such other restaurant locations as may be approved by Purchaser in writing after the date hereof and that are subject to a lease agreement within thirty (30) days following the Closing Date (collectively, the “Expenditures”). Seller shall deliver to Purchaser a copy of the invoices or such other appropriate evidence for all Expenditures, together with documentation supporting Seller’s payment of same prior to the Closing Date (the “Purchase Price Adjustment Notice”). The Purchase Price shall be increased by an amount equal to the amount of the Expenditures (the “Purchase Price Adjustment”). Within three (3) days after Purchaser’s receipt of the Purchase Price Adjustment Notice, Purchaser shall remit payment to Seller the amount of the Purchase Price Adjustment via wire transfer of immediately available funds.

(b) The Purchase Price shall also be adjusted within five (5) business days following the Closing Date based on the minimum inventory levels set forth on Exhibit “L”. The Purchase Price shall be increased if the inventory levels are more than ten (10) percent above the minimum levels set forth on Exhibit “L” and the Purchase Price shall be decreased if the inventory levels are more than ten (10) percent below the minimum levels set forth on Exhibit “L”.

(c) The Purchase Price shall be further adjusted by reducing the Purchase Price by the principal amount of the POS Lease Amount assumed by Purchaser on the Closing Date.

2.4 Adjustment to Purchase Price. Amounts paid or payable pursuant to Section 2.3 shall be treated by the parties for Tax purposes as adjustments to the Purchase Price.

2.5 Retained Liabilities. Except for the Assumed Liabilities and Purchaser’s pro rata portion of any Shared Liabilities (as hereinafter defined), it is expressly understood and agreed that Purchaser shall not assume or have any responsibility with respect to any Liability of the Seller, regardless of the nature thereof, including any Liabilities arising from or in connection with, or attributable or related to, the Seller’s operation of the Business or the Seller’s ownership, lease or use of the Acquired Assets, including (i) any such Liability arising from events, facts or circumstances occurring on or prior to the Closing Date, (ii) any such Liability arising out of the employment, terms or conditions of employment, or termination of employment of any Person, or the failure to employ any Person, including, severance, the Worker Adjustment and Retraining Act, income tax withholding, payroll and/or unemployment tax, workers’ compensation, salary or consulting fees, pension, profit-sharing, accrued, earned or unused vacation or sick leave, health insurance or any other employee or employee benefit Liabilities, withdrawal Liability, Liability to the PBGC, Liability under Section 412 of the Code or Section 102 (a)(2) of ERISA or other similar Liability or expense, (iii) any such Liability for any period of time for Taxes, penalties or interest (including without limitation any property or sales Tax Liability, penalty or interest), (iv) any such Liability for expenses, debts or obligations incurred within or outside the Ordinary Course of Business and (v) any such Liability pursuant to Environmental, Health, and Safety Laws. Purchaser shall not become a party to any Employee Benefit Plan as a result of any of the transactions contemplated by this Agreement. All such Liabilities of Seller described above in this Section 2.5 shall be referred to herein collectively as the “Retained Liabilities”.

2.6 Shared Liabilities. The following Liabilities and obligations relating to the Business and the Acquired Assets (the “Shared Liabilities”) shall be shared between Purchaser and Seller as follows:

(a) Utility charges and sanitary sewer charges that relate to billing periods beginning before the Closing Date for the Acquired Assets and ending after the Closing Date, shall be allocated on the basis of measured utility usage before and after such Closing Date (if meter or other measured service readings are made at such time) or otherwise on the basis of the proportional number of calendar days in the relevant billing period before and after such Closing Date;

(b) Rentals and other fees, charges and costs, including without limitation common area maintenance fees and administrative fees payable under real property leases and equipment leases that relate to lease periods beginning before and ending after the Closing Date shall be allocated between the parties on the basis of the proportional number of calendar days in the relevant lease period before and after the Closing Date; and

(c) All city, state and county ad valorem property, real estate and similar Taxes with respect to the Fee Owned Property and the Real Property Leases (“Property Taxes”) shall be allocated on the basis of the proportional number of calendar days in the relevant Tax year before and after the Closing Date. Such Property Taxes shall be based on the most recent assessment for the purpose of calculating the Purchase Price under Section 2.2, provided, that the Seller shall indemnify Purchaser to the extent that Seller’s actual pro rated assessed Property Taxes are greater than the estimate. In the event that, after the Closing Date, any additional Property Taxes are levied, imposed upon or assessed against the Fee Owned Property or the Real Property Leases for periods prior to the Closing Date, Purchaser shall give Seller written notice of such Property Taxes promptly after the Purchaser receives notices thereof, and Seller shall be responsible for payment of such additional Taxes in full within the time fixed for payment thereof and before the same become delinquent; provided, however, Seller shall have no liability to Purchaser under this Section 2.6(c) with respect to the payment of penalties or interest resulting from late payment of such Property Taxes caused by Purchaser’s failure to promptly notify Seller as herein provided. The foregoing obligation of Seller shall include, without limitation, the payment of any “rollback” or similar Taxes imposed because of a change in use of, or the conveyance of, the Fee Owned Property and the Real Property Leases Without limiting the obligations of Seller pursuant to the preceding sentences, Seller shall, and does hereby, indemnify, defend and hold Purchaser harmless from and against any such additional Taxes (including all interest and penalties assessed or imposed in connection therewith) relating to periods prior to the Closing Date.

2.7 Payment of Liabilities. If any party pays all or any portion of any Liabilities for which another party is entirely or partially responsible hereunder (including without limitation any Shared Liabilities), the responsible party will promptly (but in no event later than 30 days after demand by the paying party) reimburse the paying party for its portion of that payment, provided that any demand for reimbursement shall be accompanied by appropriate evidence of payment thereof.

2.8 The Closing. Subject to and in accordance with the provisions of this Agreement, the closing of the transactions contemplated by this Agreement shall occur at a date and time that is as of the later of January 1, 2008 or the last business day of the month end immediately following the satisfaction or waiver of all closing conditions set forth in Article VIII below at the offices of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, (the “Closing Date”). As used in this Agreement, “Closing” shall refer to the time when and the place at which the respective obligations of the parties described in this Agreement become due, except for those obligations for which another time of performance is specified hereunder. Unless otherwise agreed by the parties, the Closing shall not take place later than February 29, 2008.

2.9 Deliveries at the Closing. At the Closing, (i) Seller will deliver to Purchaser the various agreements, certificates, instruments, and documents referred to in Section 8.1 below; (ii) Purchaser will deliver to Seller the various certificates, instruments, and documents referred to in Section 8.2 below; (iii) Seller, and Intervener, where applicable, will execute, acknowledge (if appropriate), and/or deliver to Purchaser (A) a bill of sale substantially in the form attached hereto as Exhibit “A”, (B) a real estate limited warranty deed executed by 1245 Properties in substantially the form attached hereto as Exhibit “F” (C) an assignment of Intellectual Property rights in substantially the forms attached hereto as Exhibit “B”, (D) a counterpart of the shared services agreement in substantially the form attached hereto as Exhibit “C” (the “Shared Services Agreement”), (E) a Seller non-compete and non-solicitation agreement in substantially the form attached hereto as Exhibit “D”, (F) a counterpart to an assignment and assumption agreement in substantially the form attached hereto as Exhibit “E” (the “Assignment and Assumption”), (G) an assignment of each Real Property Lease in substantially the form of Exhibit “O” attached hereto, (H) to the extent required under Section 6.2(b), a counterpart to the management agreement in substantially the form attached hereto as Exhibit “R” and (I) such other instruments of sale, transfer, conveyance, and assignment as Purchaser and its counsel reasonably may request, including assignments of all domain names involved; (iv) Purchaser will execute, acknowledge (if appropriate), and deliver to Seller (A) a counterpart of the Assignment and Assumption, (B) a counterpart of the Shared Services Agreement, (C) to the extent required under Section 6.2(b), a counterpart to the management agreement in substantially the form attached hereto as Exhibit “R” and (D) such other instruments of assumption as Seller and its counsel reasonably may request; and (v) Purchaser will deliver to Seller the Purchase Price,

2.10 Title. Title to all of the Acquired Assets and any and all rights to operate and control the Acquired Assets will pass from Seller or 1245 Properties, as the case may be, to Purchaser on the Closing Date, subject to the terms and conditions of this Agreement.

2.11 Power of Attorney. Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (a) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (b) to institute, prosecute, compromise and settle any and all actions or proceedings against third parties that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (c) to defend or compromise any and all actions or proceedings against third parties in respect of any of the Business or Acquired Assets; and (d) to do all such acts and things necessary to fulfill the transactions contemplated under this Agreement. Seller acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Purchaser shall indemnify and hold harmless Seller from any and all losses caused by or arising out of any breach of law by Purchaser in its exercise of such power of attorney. Purchaser further acknowledges that it will exercise the power of attorney only in connection with the Business and the Acquired Assets,

2.12 Closing Costs. Except as set forth in Section 10.13 hereof, all of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and other agreements referred to herein and therein and the consummation of the transactions contemplated hereby and thereby, including, without limitation all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser shall be paid by Purchaser. Except as set forth in Section 10.13 hereof, all expenses incurred by any Seller in connection with the authorization, negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the other agreements referred to herein and therein and the consummation of the transactions contemplated hereby and thereby, including without limitation all fees and expenses of agents, representatives, brokers, counsel and accountants for such Seller, shall be paid by such Seller.

2.13 Allocation. The Purchase Price (and all other capitalizable costs) shall be allocated among the Acquired Assets as of the Closing Date for all purposes in accordance with the allocation schedule attached hereto as Exhibit “G” (to be agreed upon as of the Closing Date and reconciled after the Closing Date with any Purchase Price Adjustment pursuant to Section 2.3). For all Tax purposes, including timely preparing and filing Form 8594, Purchaser and Seller agree to report the transactions contemplated by this Agreement in all respects and for all purposes consistent with the terms of this Agreement, including the allocation under Exhibit “G”, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article III are correct and complete as of the date of this Agreement and, subject to any adjustments which may arise in the Ordinary Course of Business, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

3.1 Organization of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Ohio and has the limited liability company power and authority to own or lease the Acquired Assets and to carry on the Business substantially as it is being conducted on the date hereof. Seller is duly qualified and licensed to do business and is in good standing in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of the Business requires such qualification except where the failure to be so licensed would have a Material Adverse Effect on the Acquired Assets or the Business.

3.2 Consents. Except as described in Section 3.2 of the Seller’s disclosure schedule (the “Seller Disclosure Schedule”), Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

3.3 Authorization of Transaction. Seller has full limited liability company power and authority, and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and each such Ancillary Agreement. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by Seller and constitute the valid and legally binding obligations of Seller enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

3.4 Noncontravention. Except for any Governmental Authority consents listed on Section 3.2 of the Seller Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, breach or conflict with any provision of, or require any consent, authorization or approval under, any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, permit or other restriction of any government, Governmental Authority, or court to which Seller is subject or any provision of the Seller’s Articles of Organization or Operating Agreement; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent, authorization or approval or notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Lien of any kind upon any Acquired Assets). Without limiting the generality of the representations and warranties set forth in Sections 3.3 and 3.4, except as set forth on Section 3.4 of the Seller Discloser Schedule, Seller and its manager have taken all actions necessary, and neither Seller nor its manager is required to obtain any consents or make any notifications or disclosures (including disclosures of conflicts of interest), pursuant to (i) any organizational documents of Seller or its Affiliates, including the operating agreements of Seller and its Affiliates, (ii) any agreements or understandings pursuant to which Seller is committed to share any portions of, or make any bonus or other payments based upon, the proceeds of the sale of the Acquired Assets with Columbus Restaurant Development Company, Ltd. (“CRDC”), Seller’s employees or others or (iii) any management, development or other agreement to which Seller is bound, including the Restaurant Concept Development Agreement, dated as of February 1998, as amended, between Seller and CRDC and any management or advisory agreement between Seller and its manager.

3.5 Brokers’ and Consulting Fees. Except for broker’s fees to be paid to Piper Jaffray & Co. and consulting fees to be paid to AEGIS Advisors LLC, Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, consultant or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated or to which the Acquired Assets could become subject.

3.6 Real Property. Section 3.6 of the Seller Disclosure Schedule sets forth a true, correct and complete schedule and legal description of all real property used in connection with the operation of the Business which is owned by 1245 Properties (the “Fee Owned Property”). Except as set forth in Section 3.6 of the Seller Disclosure Schedule, with respect to each such parcel of Fee Owned Property:

(a) 1245 Properties has good and marketable title to the Fee Owned Property, free and clear of any Liens, except for Permitted Liens; provided, however, the foregoing representation and warranty is limited to matters that arise out of claims or demands of Persons claiming by, through or under 1245 Properties;

(b) there are no leases, subleases, licenses, concessions, or other agreements entered into by 1245 Properties granting to any Person or Persons the right of use or occupancy to any portion of the parcel of the Fee Owned Property;

(c) all of the real property owned by Seller or an Affiliate in the conduct of the Business is included in the Fee Owned Property;

(d) Seller has not received notice and, to the Knowledge of Seller, there are no pending, threatened or contemplated condemnation proceeding or proceedings affecting any of the Fee Owned Property or any part thereof or of any sale or other disposition of the Fee Owned Property or any part thereof in lieu of condemnation; and

(e) no portion of the Fee Owned Property has suffered any material damage by fire or other casualty which is uninsured or has not heretofore been completely repaired and restored in full.

(f) The Fee Owned Property has legal and valid rights of ingress and egress to the nearest public roadway and rights to parking and other easements in order to permit the operation of the Business by Purchaser in the same manner as the Business is conducted on the date hereof and all such rights are assignable without the consent of any Person.

3.7 Acquired Assets. Except for the Fee Owned Property, Seller has good and marketable title to, or a valid and enforceable leasehold interest in, all Acquired Assets. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, Seller’s ownership of or leasehold interest in any Acquired Assets is not subject to any Liens, except for Permitted Liens. Upon Closing, except for certain copier leases set forth in Section 3.7 of the Seller Disclosure Schedule, Purchaser will be vested with good and marketable title to the Acquired Assets, free and clear of Liens other than Permitted Liens and free of any transferee and/or successor Liabilities. Seller and 1245 Properties have not sold, assigned, transferred or otherwise disposed of, or modified, altered or replaced any of the Acquired Assets between the date of the Most Recent Financial Statement and the date of this Agreement, except for Inventory sold in the Ordinary Course of Business.

3.8 Real Property Leases. Seller has delivered to the Purchaser a true, correct and complete copy of the real property leases listed in Section 3.8 of Seller’s Disclosure Schedule (which comprises all the leases and/or subleases of immovable property to which such Seller is a party or by which it is bound), together with all amendments, addenda and supplements thereto (the “Real Property Leases”). With respect to each Real Property Lease and the Real Property Leases:

(a) The Real Property Lease is legal, valid, binding and enforceable against Seller, and to Seller’s Knowledge, enforceable against the lessor and any sublessors thereunder in accordance with its terms;

(b) All rentals or other monies due or required to be paid thereunder have been paid and will have been paid through the Closing Date, except for routine adjustments to percentage rentals which will be paid by Seller within fifteen (15) business days following the Closing Date;

(c) Except as set forth on Section 3.8 of the Seller Disclosure Schedule, the Real Property Lease is assignable to Purchaser;

(d) Seller has not received any notice that the lessor or any sublessor under the Real Property Lease intends to cancel or terminate the Real Property Lease or to exercise or not exercise any option thereunder;

(e) Neither Seller nor, to Seller’s Knowledge, any other party to the Real Property Lease, is in breach or default, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(f) Neither Seller nor, to Seller’s Knowledge, any other party to the Real Property Lease has repudiated any provision thereof;

(g) There have been and there are no disputes, oral agreement(s), temporary waivers, or forbearances in effect as to the Real Property Lease;

(h) Seller has not assigned, pledged, transferred or conveyed any interest in the leasehold and is not aware of any such assignment, transfer or conveyance;

(i) To Seller’s Knowledge, all facilities leased or subleased under the Real Property Lease have received all approvals of Governmental Authorities (including licenses and Permits) required in connection with the operation of the Business and have been operated and maintained in accordance with applicable laws, rules and regulations;

(j) The Real Property Lease has not been amended or modified other than as described on Section 3.8 of Seller’s Disclosure Schedule;

(k) There are no leases, subleases, licenses, concessions, or other agreements entered into by Seller in which Seller has granted to any Person or Persons the right of use or occupancy to any portion of the Real Property Lease;

(l) All of the real property leased by Seller in the conduct of the Business is included in the Real Property Leases;

(m) Seller has not received notice and, to the Knowledge of Seller, there are no pending, threatened or contemplated condemnation proceeding or proceedings affecting the Real Property Lease or any part thereof or of any sale or other disposition of the Real Property Lease or any part thereof in lieu of condemnation;

(n) Except as set forth in Section 3.8(n) of the Seller Disclosure Schedule, the Real Property Lease contains an accurate and complete description of the relevant parking plans, rights and accommodations;

(o) The Real Property Lease has legal and valid rights of ingress and egress to the nearest public roadway and rights to parking and other easements in order to permit the operation of the Business by Purchaser in the same manner as the Business is conducted on the date hereof and, except as set forth in such Real Property Lease, all such rights are assignable without the consent of another Person;

(p) Except as set forth in Section 3.8(p) of the Seller Disclosure Schedule, the landlord under the Real Property Lease has made no loans or advances to Seller including any indebtedness evidenced by a promissory note or other instrument; and

(q) No portion of the Real Property Lease has suffered any material damage by fire or other casualty which is uninsured or has not heretofore been completely repaired and restored in full.

3.9 Sufficiency of Assets. Seller and 1245 Properties, and upon completion of the transactions contemplated by this Agreement, Purchaser, shall have, directly or indirectly, ownership of or rights in all of the assets necessary to conduct the Business in all material respects as currently conducted.

3.10 Trade Payables. All of the trade payables or accrued expenses of Seller have been paid in all material respects in accordance with terms that are customary for the trade including without limitation any such amounts as may be due to an alcoholic beverage wholesaler.

3.11 Inventory. Seller’s Inventory consists, and as of the close of business on the business day preceding the Closing Date will consist, only of items that are of a quantity usable in the ordinary course of business consistent with past practice and will be in amounts not significantly less than those set forth on Exhibit “L” and in any event sufficient to operate the Business in the Ordinary Course of Business. All Inventory (other than de minimis amounts) is, (i) of merchantable quality, (ii) suitable for sale under existing quality control standards, and (iii) is in compliance with all applicable regulations and standards of any Governmental Authority. As of Closing Date, there will be on hand Inventory levels as defined and set forth on Exhibit “L”.

3.12 Financial Statements.

(a) On or prior to the date hereof, Seller has delivered to Purchaser true and complete copies of the audited annual financial statements of Seller doing business as “Mitchell’s Fish Market” and “Columbus Fish Market” for the periods ending December 31, 2005 and December 31, 2006 and true and complete copies of the unaudited balance sheet and income statements of the

Seller doing business as “Mitchell’s Steakhouse” and “Cameron’s Steakhouse” (but excluding the Cameron’s Steakhouse located in Glendale (Milwaukee, WI)), for the periods ending December 31, 2005 and December 31, 2006. As of the Closing Date, the Financial Statements (including any notes thereto) delivered by Seller to Purchaser pursuant to Section 5.1(m) on or prior to the Closing Date have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are complete and correct in all material respects, and fairly present the income, expenses, assets, Liabilities, financial condition, results of operation and changes in financial condition of the Business for the periods covered thereby.

(b) The books of account and other financial records of Seller, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of Seller, all of which have been made available to Purchaser, contain accurate and complete records of all meetings held of, and limited liability company action taken by, the members or managers of Seller, and no meeting of any such members or managers has been held for which minutes have not been prepared or are not contained in such minute books.

(c) Except as set forth in Section 3.12(c) of the Seller Disclosure Schedule, Seller has no Liabilities in connection with or related to the Business or Acquired Assets except for those Liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Financial Statement.

3.13 Absence of Certain Changes. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, since the date of the Most Recent Financial Statement, Seller has conducted the Business in the Ordinary Course of Business and there has not occurred any event, and there does not exist any condition or set of circumstances, that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(i) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, used in the Business other than for a fair consideration in the Ordinary Course of Business;

(ii) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) in connection with the Business either involving annual payments of more than $475,000 or outside the Ordinary Course of Business;

(iii) no party (including Seller) has accelerated, terminated, modified, or canceled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) in connection with the Business to which Seller is a party or by which it or any of the Acquired Assets is bound;

(iv) Seller has not made any capital expenditure (or series of related capital expenditures) in connection with the Business either involving more than $1,500,000 or outside the Ordinary Course of Business;

(v) Seller has not delayed or postponed the payment of accounts payable or other Liabilities in connection with the Business beyond Seller’s Ordinary Course of Business;

(vi) Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation in connection with the Business either involving more than $50,000 individually or $100,000 in the aggregate;

(vii) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(viii) Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to the Acquired Assets;

(ix) Seller has not granted any increase in the base compensation of any of the Business Employees of the Key Business Employees outside the Ordinary Course of Business;

(x) Seller has not made any other change in employment terms for any of the Business Employees or Key Business Employees outside the Ordinary Course of Business;

(xi) Seller has not entered into any employment agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with respect to any of the Business Employees or Key Business Employees;

(xii) Seller has not sold or otherwise transferred any Intellectual Property;

(xiii) To the Knowledge of Seller, there has not been any other material occurrence, event, incident, action, failure to act, or transaction in connection with the Business outside the Ordinary Course of Business;

(xiv) Except as set forth in Section 3.13 of the Seller Disclosure Schedule, neither Seller nor its Affiliates has made any offer of employment to the Key Business Employees; and

(xv) Seller has not committed to any of the foregoing.

3.14 Legal Compliance. Seller has complied in all material respects with all laws, ordinances, rules, regulations, orders, filings, judgments, and decrees of any Governmental Authority applicable to the operation of its Business or to the Acquired Assets and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice is currently pending or, to the Knowledge of Seller, threatened against Seller alleging any failure so to comply. To Seller’s Knowledge, Seller has not received any notification, warning or inquiry from, or given any notification to or had any communication with, any Governmental Authority, with respect to any violation or alleged or possible violation of any law (including any Environment, Health and Safety Laws) that may be applicable to the Business, nor are any facts known to Seller that may reasonably be expected to give rise to any such notification, warning or inquiry. Section 3.14 of the Seller Disclosure Schedule sets forth all licenses, permits, certificates and other governmental authorizations (collectively, “Permits”) necessary to the conduct of the Business and whether such

Permit is freely transferable or assignable, and the party or parties whose consent is required for such transfer or assignment. Seller has all Permits required to conduct the Business, all of which are in good standing, valid, and effective. Other than Seller, no Person or Affiliate of the Seller holds any Permit relating to the Business or the Acquired Assets. Seller shall use its commercially reasonable efforts to assist Purchaser in obtaining all Permits necessary for the ownership and operation of the Acquired Assets and the Business.

3.15 Tax Matters. All Tax Returns required to be filed by Seller in connection with the operation of the Business or the ownership, use or operation of the Acquired Assets have been timely filed and in the manner prescribed by law. Such Tax Returns filed for the five preceding calendar years reflect accurately all material Liabilities for Taxes required to be paid in connection with the operation of the Business for the periods covered by such Tax Returns. Except as set forth on Section 3.15 in the Seller’s Disclosure Schedule, all Taxes owed in connection with the operation of the Business or the ownership, use or operation of the Acquired Assets have been paid in full or, to Seller’s Knowledge, appropriate provision for payment has been made including all estimated Tax payments due and payable through the date hereof. All Taxes being disputed in good faith are listed on Section 3.15 in the Seller’s Disclosure Schedule. To Seller’s Knowledge, Seller currently has no Liability for any Tax under the law of any jurisdiction that would subject Purchaser or the Acquired Assets to successor Liability under such jurisdiction’s law for such Tax. Except as set forth on Section 3.15 of the Seller Disclosure Schedule, there is no pending audit, examination or proceeding by any Governmental Authority with respect to the Business or the Acquired Assets relating to the assessment or collection of any Taxes.

3.16 Intentionally Omitted.

3.17 Intellectual Property.

(a) Seller owns or has the right to use pursuant its ownership of the Intellectual Property or pursuant to license, sublicense or other agreement all Intellectual Property used and/or necessary for the current operation of the Business. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) Except to the extent that the ownership of the mark “MITCHELL’S OCEAN CLUB” (Ser. No. 77/038135) is not otherwise limited by the U.S. Patent & Trademark’s Office initial refusal to register it under Section 2(d) of the Lanham Act 15 U.S.C. §1052(d), to the Knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has not received any charge, complaint, claim, demand, opposition, cancellation, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

(c) Section 3.17 of the Seller Disclosure Schedule identifies all Intellectual Property used by Seller and necessary in connection with the operation of the Business, including every trade name, service name, registered trademark, registered service mark, unregistered trademark, unregistered service mark, all copyrightable works, including without limitation, all photographs, photographic negatives, photographic images (digital or otherwise), advertisements, ad copy, web layout and design, web copy and content, menus, menu language and design, gift card design, artwork, architectural drawings and plans, lyrics and composition of music, sound recordings, videos and video images, all copyrights, all trade secrets, all domain names, all patents, all inventions, all trade dress, and assignable computer software. With respect to the Intellectual Property, including those items identified in Section 3.17 of the Seller Disclosure Schedule:

(i) Seller possesses all right, title and interest thereto, free and clear of any Lien, license, or other restriction of any kind or nature, except for those copyrighted works created or developed for or on behalf of Seller to use or that are useful in connection with the Business and for which Seller will use commercially reasonable efforts to obtain written assignments for as set forth in Section 5. 1(o);

(ii) none are subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, opposition, cancellation, complaint, claim or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use or ownership thereof;

(iv) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect thereof; and

(v) with respect to registered and common law service marks and trademarks, none can be considered to be abandoned as that term is defined in 15 U.S.C § 1127, and Seller has not discontinued use of such marks with intent not to resume such use, and

(vi) with respect to the copyrightable works, none were created before March 1, 1989.

(d) Section 3.17 of the Seller Disclosure Schedule identifies Intellectual Property that any third party owns and that Seller uses in connection with the Business pursuant to license, sublicense, agreement or permission. Seller has delivered to Purchaser or shall deliver to Purchaser by Closing, correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property that is owned by any third party, including items that are identified in Section 3.17 of the Seller Disclosure Schedule:

(i) Any license, sublicense, agreement or permission thereof is legal, valid, binding, enforceable and in full force and effect and Seller shall obtain such consents as are necessary to assign all such licenses, sub-licenses, agreements or permissions to Purchaser at Closing;

(ii) to the Knowledge of Seller, no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iii) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(iv) to the Knowledge of Seller, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(v) to the Knowledge of Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

(vi) Seller has never granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

3.18 Tangible Assets. In all material respects, each tangible asset included within the Acquired Assets is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

3.19 Contracts. Section 3.19 of the Seller Disclosure Schedule lists the following contracts and other agreements to which Seller is a party or is bound in connection with the Business on the date hereof and identifies each such contract (if any) in which (i) an officer, director, member, manager or employee of Seller or (ii) an Affiliate of Seller has or holds (directly or indirectly) a material interest (and Seller will update the Schedule as necessary at least five (5) days prior to Closing):

(i) any agreement (or group of related agreements), for the lease of personal property to or from any Person;

(ii) any agreement (or group of related agreements) requiring capital expenditures or for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services (including advertising and marketing services), the performance of which will extend over a period of more than 30 days, result in a loss to Seller, or involve consideration in excess of $100,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $500,000 or under which it has granted a Lien with respect to any of the Acquired Assets;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any collective bargaining agreement;

(vii) any agreement for the employment of any Key Business Employee providing annual salary (excluding bonus) in excess of $50,000 or providing severance benefits;

(viii) any agreement under which Seller has advanced or loaned any amount to any of the Business Employees or Key Business Employees outside the Ordinary Course of Business;

(ix) any agreement under which the consequences of a default or termination could have a materially adverse effect on the financial condition, operations, results of operations or future prospects of the Business;

(x) letters of intent with respect to the construction and/or establishment of contemplated Restaurants; and

(xi) any other agreement (or group of related agreements) the performance of which involves annual consideration in excess of $250,000.

Seller has delivered to Purchaser a correct and complete copy of each written agreement listed in Section 3.19 of the Seller Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.19 of the Seller Disclosure Schedule. With respect to each such agreement that is listed in Section 3.19 of the Seller Disclosure Schedule, except as described in Section 3.19 of the Seller Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable and in full force and effect and was entered into on an arms length basis; (B) to the Knowledge of Seller, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (C) to the Knowledge of Seller, no party has repudiated any provision of the agreement.

3.20 Litigation. Section 3.20 of the Seller Disclosure Schedule sets forth each instance in which Seller, in connection with the operation of the Business, (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or Governmental Authority of any foreign, federal, state or local jurisdiction or before any arbitrator. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, there is no litigation, arbitration, known investigation, proceeding or controversy (including, without limitation, unsettled claims) relating to the Business or the Acquired Assets, or to Seller’s ability or right to sell the Acquired Assets, pending or, to the Knowledge of Seller, threatened by or against Seller by any Person or before any Governmental Authority.

3.21 Seller’s Employees.

(a) Section 3.21 of the Seller Disclosure Schedule sets forth a list of all of the employees of Seller employed as of the date hereof in connection with the Business (by type or classification) and their respective rates of compensation (including the portions thereof attributable to bonuses or other extraordinary compensation), benefits and length of employment, also as of the date hereof. Seller’s employees identified on such list as hourly employees or non-management employees are referred to herein as the “Business Employees” and Seller’s employees identified on such list as management employees are referred to herein as the “Key Business Employees.”

(b) To the Knowledge of Seller, no Key Business Employee has any plans or has notified Seller that such employee intends to terminate employment with Seller.

(c) Seller is not a party to any collective bargaining agreement or other contract or understanding with a labor union relating to the Business Employees, and to the Knowledge of Seller there are no labor union organizational efforts underway or threatened involving any of the Business Employees. There are no labor disputes, or employment related claims, lawsuits or grievances pending, or to the Knowledge of Seller threatened, against or otherwise affecting the Business. There are no employment contracts or employment agreements with any Business Employees or Key Business Employees.

(d) Seller will deliver any and all necessary notices to the Business Employees and the Key Business Employees relating to the transactions contemplated by this Agreement, including without limitation any notices required by the WARN Act.

(e) Seller has at all times complied in all material respects with all federal, state and local laws, rules, regulations, orders, judgments, decrees, ordinances and other statements of authority pertaining to employment of the Business Employees and the Key Business Employees, including without limitation all (i) employment eligibility verification forms, (ii) all immigration and alien employee regulations and laws, (iii) group health plans of Seller to which Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (such statutory provisions and predecessors thereof are referred to herein collectively as “COBRA”) applies and that cover employees of the Business, (iv) the Americans with Disabilities Act and (v) payment of withholding taxes for or on behalf of employees.

(f) Seller has provided to Purchaser complete copies of all employee files including Business Employee files on disk and Key Business Employee files on disk or however maintained by Seller.

3.22 Employee Benefit Plans.

(a) Seller shall retain, and Purchaser will not assume, any obligation or Liability due to or because of any past service Liability of any of the Business Employees or Key Business Employees or otherwise, vested benefits, retirement plan or other obligations under local, state or federal law (including ERISA) resulting from the acquisition of the Acquired Assets or from the employment of the Business Employees and the Key Business Employees by Purchaser.

(b) Except as set forth in Section 3.22 of the Seller Disclosure Schedule, Seller does not maintain or contribute to any Employee Benefit Plan that cover the Business Employees or the Key Business Employees. Such schedule shall include each retirement plan and welfare plan, including each hospitalization, medical, dental, and Code Section 125 medical reimbursement plans (“Health Plans”) that applies and that covers the Business Employees and Key Business Employees.

(c) Intentionally Omitted.

(d) Neither Seller nor any ERISA Affiliate maintains, has ever maintained or become obligated to contribute to any Employee Benefit Plan that is a subject to Title IV of ERISA. Seller has not within the last five years engaged in, nor is a successor corporation to any entity that has engaged in, a transaction described in Section 4069 of ERISA. The Acquired Assets are not subject to a lien by the PBGC.

(e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been the subject of an Internal Revenue Service determination letter, and, to the knowledge of Sellers, no event has occurred since the issuance of any such determination letter that would create a material risk of revocation of any such determination letter.

3.23 Environment, Health, and Safety.

(a) Except as described in Section 3.23 of the Seller Disclosure Schedule, to the Knowledge of Seller, Seller and 1245 Properties has complied with all Environmental, Health, and Safety Laws with respect to the Acquired Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or commenced against Seller or 1245 Properties, and no notice has been received by Seller or 1245 Properties, alleging any failure so to comply. Without limiting the generality of the preceding sentence, to the Knowledge of Seller, Seller has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations in connection with the Business which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

(b) To the Knowledge of Seller, Seller and 1245 Properties have no Liability (and Seller has not handled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee employed in connection with the Business or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in connection with the Business in any manner that could form the basis for any present action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any material Liability) for (i) damage to any site, location, or body of water (surface or subsurface) used in connection with the Business under any Environmental, Health and Safety Law, or (ii) for any illness of or personal injury to any employee employed in connection with the Business or other individual, or for any other reason under any Environmental, Health, and Safety Law.

(c) To the Knowledge of Seller, all properties and equipment used in the Business have been free of, and are currently free of reportable releases or spills of Hazardous Substances.

(d) To the Knowledge of Seller, following the Closing, no material capital expenditures shall be required by Purchaser to insure compliance with any Environmental, Health and Safety Law with respect to the Acquired Assets. There is no pending audit known to Seller by any federal, state, or local Governmental Authority with respect to groundwater, soil, or air monitoring; the storage, burial, release, transportation, or disposal of Hazardous Substances; or the use of underground storage tanks by Seller or relating to the facilities of Seller used in the Business. Except as described in Section 3.23 of the Seller Disclosure Schedule, Seller does not have any agreement with any federal, state, or local Governmental Authority or any other third party relating to any environmental matter or environmental cleanup with respect to the Acquired Assets.

(e) Seller has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller or 1245 Properties pertaining to Hazardous Substances or hazardous activities in, on or under any facility owned, leased or operated by Seller or 1245 Properties or concerning compliance by Seller or 1245 Properties or any other Person for whose conduct Seller or 1245 Properties is or may be held responsible in connection with the Business or Acquired Assets, with Environmental, Health, and Safety Laws.

3.24 Assumed Liabilities. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, all Assumed Liabilities have arisen in the Ordinary Course of Business, are bona fide and are properly recorded on the books of Seller in accordance with GAAP.

3.25 Insurance. Seller has in force adequate fire and other risk insurance covering the full replacement value of the Acquired Assets including the full replacement value of the real property improvements owned by Seller or 1245 Properties and shall maintain such insurance in full force until the Closing Date. Seller also has in force, and will maintain until the Closing Date, adequate general liability insurance in amounts consistent with industry standards for similar businesses.

3.26 Gift Cards. Other than the Gift Cards and the Bonus Cards, Seller has no Liability in respect of any gift cards, coupons, discounts or similar Liabilities with respect to the Business or the Acquired Assets.

3.27 Disclosure. Seller has delivered or made available to Purchaser all of the items requested to date in connection with Purchaser’s inspection of the Business and the Acquired Assets. No representation or warranty by Seller in this Agreement or any Ancillary Agreement to which it is a party and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Purchaser by Seller pursuant hereto (including the Seller Disclosure Schedule) or thereto, or in connection with the transactions contemplated hereby or thereby, or any other items or materials delivered or made available in connection with the Purchaser’s inspection, contains or will contain on the Closing Date any untrue statement of a material fact, or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein or therein not misleading, or necessary to provide adequate and complete information as to the Acquired Assets and Business.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

4.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business substantially as it is being conducted on the date hereof. Purchaser is duly qualified and licensed to do business in each jurisdiction where the conduct of its business requires such qualification.

4.2 Authorization of Transaction. Purchaser has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by Purchaser and constitute the valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, breach or conflict with any provision of, or require any consent, authorization or approval under, any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, Permit or other restriction of any government, Governmental Authority, or court to which Purchaser or any of its assets is subject or any provision of the Articles of Incorporation or Bylaws of Purchaser, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent, authorization or approval or notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the transactions contemplated hereby do not require Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to any governmental agency or authority except for the expiration or early termination of the applicable waiting period under the H-S-R Act and any administrative actions described in Section 5.1(d) below.

4.4 Brokers’ Fees. Except for broker’s fees to be paid to William C. Sinton, Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, consultant or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated or to which the Acquired Assets could become subject.

4.5 Legal Compliance. Purchaser has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice is currently pending or, to the Knowledge of Purchaser, threatened against Purchaser alleging any failure so to comply.

4.6 No Financing Contingency; Sufficiency of Cash on Hand. Purchaser’s obligation to purchase the Acquired Assets hereunder is not contingent upon Purchaser obtaining financing. Purchaser has or on the Closing Date will have sufficient cash, available lines of credit or other sources of immediately available funds to enable Purchaser to pay the Purchase Price at the Closing.

4.7 Due Diligence Investigation. Purchaser and its representatives have conducted a due diligence review of the Business and acknowledges that Seller has afforded Purchaser and its representatives full and complete access to the books and records, financial statements, facilities, employees and such other information of the Business as Purchaser has requested to evaluate the operations, properties, assets, Liabilities and prospects of the Business. Other than confirmatory due diligence and due diligence related to Intellectual Property, Purchaser represents and warrants that no significant additional due diligence is required by Purchaser prior to the Closing Date in the absence of notice by Seller of developments that materially adversely impact its representations or warranties or events that may reasonably lead to a Material Adverse Effect.

4.8 Disclosure. No representation or warranty by Purchaser in this Agreement or any Ancillary Agreement to which it is a party and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Seller by Purchaser pursuant hereto or thereto, or in connection with the transactions contemplated hereby or thereby, contains or will contain on the Closing Date any untrue statement of a material fact, or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V – CERTAIN OBLIGATIONS PRIOR TO CLOSING

5.1 Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist the other party in doing, all things necessary, proper, or advisable in order to consummate and make effective, the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII below).

(b) Regulatory Filings. Seller and Purchaser shall make all necessary regulatory filings as soon as practicable, but in no event later than ten (10) business days from the date of this Agreement, including without limitation, those required under the H-S-R Act in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, Seller and Purchaser shall use commercial reasonably efforts, and shall cooperate fully with each other, to comply as soon as practicable with all governmental requirements applicable to, or necessary for the consummation of, the transactions contemplated hereby. Seller and Purchaser shall provide such information and communications to Governmental Authorities as such Governmental Authorities may request, including Seller cooperating with Purchaser in reporting or making application to any applicable state, county or municipal liquor license board or authority in connection with the consummation of the transactions contemplated hereby prior to Closing and reasonably cooperating in the resolution of the administrative actions (if any) brought before such Governmental Authorities prior to Closing. Each of the parties shall provide the other party copies of all applications filed or submitted with Governmental Authorities in connection with this Agreement and shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

(c) Notices and Consents. Promptly after execution of this Agreement, Seller will apply for or otherwise seek, give any notices to third parties, and use its commercially reasonable efforts to obtain any third party consents and approvals, that are required for consummation of the transactions contemplated hereby. Seller will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of third parties necessary for the assignment to Purchaser of the agreements, contracts, leases, licenses and other arrangements identified in Section 3.14 and Section 3.19 of the Seller Disclosure Schedule. In the event any such third party consent, approval or authorization is not obtained prior to the Closing, the agreement, contract, lease or arrangement relating thereto shall not be included among the Acquired Assets and the executory obligations of Seller under such agreement, contract, lease or arrangement shall not be included among the Assumed Liabilities. Nothing in this section 5.1(c) shall be construed as waiver of the conditions to Purchaser’s obligation to Closing set forth in Section 8.1 hereof including Section 8.1(q) and Section 8.1(u).

(d) Operation of Business. Except as expressly provided in Section 5.1(d) of the Seller Disclosure Schedule, Seller will not engage in any practice, take any action, or enter into any transaction in connection with the Business or Acquired Assets outside the Ordinary Course of Business and in a manner consistent with past practices of the Seller. Without limiting the generality of the foregoing, except as expressly provided in Section 5.l(d) of the Seller Disclosure Schedule, Seller will not otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 5.1(e) below.

(e) Prohibited Transactions. Seller shall not (a) sell or dispose of, or authorize or propose the sale or disposition of, any of the Acquired Assets (other than (i) the sale of Inventory in the Ordinary Course of Business, which shall be replenished to maintain the levels set forth in Exhibit “L” and (ii) the sale and/or replacement of obsolete or damaged equipment in the Ordinary Course of Business); (b) make any significant change in its methods of management, marketing, or operating (or practices relating to trade accounts or to other payments) or make any change in its accounting methods; (c) other than in the Ordinary Course of Business, authorize any capital expenditures; (d) allow any Lien to be placed on any of the Acquired Assets other than purchase money liens and capital leases incurred in the Ordinary Course of Business, provided, that, such Liens are promptly disclosed to Purchaser and are released on or before the Closing Date; (e) enter into (i) any contract that provides for payments to another Person by Seller other than in the Ordinary Course of Business provided, that, any such contracts that are entered into by Seller are promptly disclosed to Purchaser or (ii) other transactions in connection with the operation of its Business, of any nature whatsoever, which may have a Material Adverse Effect; (f) amend, cancel, terminate or default under any material contract or commitment of its Business, including, without limitation, any of leases or assigned contracts or (g) other than in the Ordinary Course of Business, commit to take or take any action with respect to increasing, or make or commit to make any other adjustment to, the existing salary or compensation package of any Business Employee or Key Business Employee, or (h) without the prior written consent of Purchaser, enter into any lease of real property that will be assigned to Purchaser at Closing.

(f) Preservation of Business. Seller shall preserve its Business intact, including maintaining (a) all Permits, consents or approvals required by applicable law and (b) the current relationships of the Business with customers, suppliers, employees, and others having business relationship with the Seller, including without limitation maintenance of Inventory as defined and set forth on Exhibit “L”.

(g) Notice of Developments.

(i) Seller shall give prompt notice to Purchaser of the following:

(A) the occurrence or nonoccurrence of any event that would be likely to cause either (1) any representation or warranty of such Seller contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate at any time from the date hereof to the Closing Date, or (2) directly or indirectly, any Material Adverse Effect; or

(B) any material failure of Seller, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or

(C) any proposal together with the terms thereof, however communicated and in whatever form transmitted, regarding (1) any merger of Seller into or with another Person, (2) any purchase or sale of any material portion of its Assets or the equity interest in Seller, (3) any other similar business combination or transaction involving Seller or any Affiliate of Seller, or (4) any other indication of interest on the part of any Person with respect to any of the foregoing.

(ii) Purchaser shall give prompt notice to the Seller of the following:

(A) the occurrence or nonoccurrence of any event that would be likely to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date; or

(B) any material failure of Purchaser, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(iii) Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(h) Exclusivity. Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any of the Acquired Assets, of Seller (including any acquisition structured as a merger or consolidation) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Purchaser promptly if any Person makes any written proposal or offer with respect to any of the foregoing that the Seller believes in good faith to be bona fide.

(i) Release of Mitchell Personal Guaranty Obligations. Purchaser shall use its best efforts to obtain the release of Mitchell from any personal guaranty obligation under any of the Real Property Leases or in respect of all or any portion of the POS Lease Amount on or prior to the Closing.

(j) Documentation of Transfer of Restaurant Concepts. In accordance with that certain Restaurant Concept Development Agreement dated as of February, 1998, as amended from time to time, by and between Seller and Columbus Restaurant Development Company, Ltd. (the “Restaurant Concept Agreement”), Seller shall, on or before the Closing Date, cause the execution and delivery of one or more assignments and bills of sale in the form set forth as Exhibit “N” attached hereto documenting the transfer and assignment of the specific Restaurant Concepts (as defined in the Restaurant Concept Agreement and including Mitchell’s Fish Market and Cameron’s Steakhouse) relating to the Business, including any Intellectual Property (as that term is defined in Exhibit N) related to the Restaurant concepts that may be owned by Columbus Restaurant Development Company, Ltd., an Ohio limited liability company, to Seller.

(k) Amendment of Operating Agreement. Prior to the Closing Date, Seller shall cause Manager to amend the Operating Agreement pursuant to Section 11.1 thereof solely for the purpose of continuing the business of Seller following a dissolution event which is defined therein to include a sale of all or substantially all of Seller’s assets.

(l) Amendment of certain Real Property Leases. Prior to the Closing Date, Seller shall obtain amendments to the Real Property Leases for the Cameron’s Steakhouse Restaurant in Scottsdale, Arizona and Birmingham, Michigan to eliminate or waive any radius restriction that may conflict with any restaurant Purchaser or its franchisees currently operates or Purchaser has notified Seller in writing that it or any of its franchisees has current intentions to develop.

(m) Additional Financial Statements. Seller shall deliver to Purchaser not less than three business days prior to Closing Date (i) the audited annual financial statement of Seller doing business as “Mitchell’s Steakhouse” and “Cameron’s Steakhouse” (but excluding the Cameron’s Steakhouse located in Glendale (Milwaukee, WI) for the periods ending December 31, 2005 and December 31, 2006 and (ii) unaudited financial statements of Seller (x) doing business as “Mitchell’s Fish Market” and “Columbus Fish Market” and (y) doing business as “Mitchell’s Steakhouse” and “Cameron’s Steakhouse” (but excluding the Cameron’s Steakhouse located in Glendale (Milwaukee, WI) for the fiscal quarter ending within 45 days prior to the Closing Date.

(n) Service Mark Registration Applications. Within ten (10) calendar days following the date of this Agreement, Seller shall cause application(s) to register the marks “Columbus Fish Market,” “Mitchell’s Steakhouse,” and “Cameron’s Steakhouse” to be filed at the U.S. Patent & Trademark Office in Class 43 for “restaurant and bar services; provided, however, that on the application to register the service mark “Cameron’s Steakhouse”, Seller shall specify the services in Class 43 as “Steakhouse and seafood restaurant services.” Seller shall file concurrently with each application a “Petition to Make Special” seeking expedited examination treatment of the application(s) pursuant to 37 C.F.R. § 2,146(a), and thereafter shall take all actions necessary to prosecute the applications and obtain registrations thereof. Prior to Seller filing the applications) and petition(s), Purchaser shall review and approve each. Seller shall advise Purchaser of any refusals or objections to the applications made by the PTO or third parties, and coordinate responses to same with Purchaser’s approval. These applications, should they not mature into registrations prior to Closing, will be assigned by Seller to Purchaser at the Closing. In the event the applications do mature into registrations, the registrations will be assigned by Seller to Purchaser at Closing. In the event the applications do not mature into registrations prior to Closing, Seller will assign the applications to Purchaser at Closing and Purchaser will thereafter have the sole responsibility to maintain the applications and prosecute same before the PTO, including the payment of fees and costs, including attorneys’ fees, associated therewith.

(o) Copyright Assignments. Seller shall specifically identify each and every original work of authorship (“Works”) that is or may be copyrightable, registered or unregistered, and is used or useful in the Business, and amend Seller Disclosure Schedule 3.17 hereto to accurately reflect same,

(i) Assignments: Seller will use commercially reasonable efforts, which will not include the payment of any monetary consideration whatsoever, to obtain written assignments to Seller of the exclusive and full ownership of the Works from all third party providers who have created those Works, but only those Works for which the copyrights have not already been assigned to or are currently owned by Seller.

(ii) In the event any such third party refuses to assign the Work(s) to Seller absent monetary payment, Seller shall immediately advise Purchaser of the nature of the Work(s) involved and amount of such payment, and Purchaser shall then have the option, in its sole discretion, to make such payment (or other negotiated amount) on Seller’s behalf at or before the Closing to obtain such assignment. Other than as part of this procedure, Seller shall not, in obtaining the assignments, offer or suggest that Purchaser will compensate third party providers for such assignments.

(iii) In the event a third party refuses to assign the Work(s) to Seller regardless of payment, Seller shall immediately notify Purchaser of the nature of the Work(s) and the third party’s reason(s) for refusing to assign, and thereafter provided that the Work(s) is material to the operation of the Business, Seller will facilitate further negotiations between Seller, Purchaser and the third party to obtain such assignment, provided however, if such negotiations result in an agreement to assign the Work(s) in exchange for monetary consideration, Seller shall be responsible for such consideration either by making payment directly to the third party or reimbursing Purchaser for same.

(p) General Manager Description. Seller shall deliver to Purchaser on or before the Closing Date a detailed description prepared by the general managers of each Restaurant of the relevant valet parking contracts and arrangements, off-site parking leases, parking plans, rights and accommodations that are not expressly contained in the Real Property Leases.

5.2 Risk of Loss. The risk of any loss or destruction to any of the Acquired Assets by fire or other casualty or cause shall be borne by Seller at all times prior to the Closing. Upon the occurrence of any loss, damage or destruction to any of the Acquired Assets as a result of fire, or act of God or other casualty cause or any judicial or Governmental Authority proceeding prior to the Closing, Seller shall immediately notify Purchaser of same in writing stating with particularity the extent of loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement and repair of the Acquired Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. In the event the Acquired Assets or the operation of the Business can not be fully restored to its pre-casualty condition prior to the Closing, then Purchaser may proceed to the Closing with an assignment of any and all proceeds (or the right to receive any such proceeds) that may be paid to reflect such loss or damage subject to Purchaser’s right to terminate this Agreement pursuant to Section 9.3 hereof upon the occurrence of a Material Adverse Effect without further liability to Purchaser or Seller and subject to the condition to Purchaser’s obligation to close set forth in Section 8.1(g).

5.3 Further Assurances/Cooperation. At any time between the execution of this Agreement and the Closing Date, at Purchaser’s request and without further consideration, Seller shall provide such materials and information and take such actions as Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby, including, without limitation any request by Purchaser for assistance to obtain any authorizations, consents, filings, approvals, and Permits necessary for Purchaser to consummate the transaction hereunder and otherwise to cause Seller to fulfill its obligations under this Agreement. Seller shall cooperate and consult with Purchaser and its representatives, including making available Key Business Employees, as determined in the reasonable discretion of Seller. Such continuing cooperation and any such consultation shall be conducted in a manner not to unreasonably interfere with the operation of the business of Seller.

5.4 Termination of Equipment Leases and Loans. Seller shall pay in full and terminate, as of or prior to the Closing Date, all of the equipment leases and equipment loans or advances identified in Section 5.4 of the Seller Disclosure Schedule and the equipment and other property covered by such leases and loans shall be included in the Acquired Assets; provided, that, Seller and Purchaser acknowledge and agree that Seller may not pay in full the POS Lease Amount prior to the Closing Date in which case on the Closing Date (i) the unpaid portion of the POS Lease Amount shall be assumed by Purchaser, (ii) the Purchase Price shall be reduced in accordance with Section 2.3(c) of this Agreement and (iii) all of Seller’s right, title and interest in and to the equipment and other property covered by the leases giving rise to the POS Lease Amount shall be included in the Acquired Assets.

5.5 Purchaser’s Access to Premises, Employees and Information: Confidentiality. Promptly following the execution of this Agreement by all parties hereto (other than any intervenor), Seller shall, from time to time, upon reasonable notice to and coordination with the Seller’s representative, which for this purpose shall be Diane Rimkus or any other individual subsequently designated by Seller in writing, grant Purchaser and its counsel, accountants and other duly authorized representatives reasonable access during normal business hours to the Acquired Assets, premises, and all books and records relating to the operation of the Business and its employees.

(a) Purchaser shall cause its employees, agents, representatives, counsel, accountants and financial advisors (and their counsel and accountants) to hold in confidence any and all information obtained from Seller and to refrain from disclosing such information (unless it is or becomes ascertainable from public sources or public disclosure is, in the good faith judgment of Purchaser, required by law); provided, however, that nothing contained herein shall limit the right of any such persons to disclose any such information to Purchaser or its employees, agents, representatives, counsel, accountants and financial advisors (and their counsel and accountants) for the purpose of facilitating the consummation of the transactions contemplated hereby.

(b) Purchaser’s access hereunder and any inspections pursuant thereto shall not waive or release Seller from, or otherwise affect, any of their representations or warranties under this Agreement.

(c) Purchaser shall have access to Sellers’ employees for purposes of determining and making employment offers to such employees as set forth in Section 6.1.

(d) Purchaser shall have access to Seller’s operation of the Business to conduct additional due diligence as reasonably requested by Purchaser.

5.6 Real Estate Matters.

(a) Purchaser, at its sole cost and expense, may order title policy Commitments (the “Commitments”) to be issued by a title company reasonably acceptable to Purchaser (the “Title Company”), accompanied by copies of all recorded documents relating to restrictions, easements, rights-of-way, and other matters affecting the Fee Owned Property or the leased Restaurant locations that are not located in lifestyle centers, office developments, condominium developments or major retail developments (the “Leased Locations”). The Commitments will commit the Title Company to issue at the Closing, ALTA form of Title Insurance Policies to Purchaser, such policies to be in an amount as determined jointly by Purchaser and the Title Company and with such endorsements as are requested by Purchaser. Purchaser, at its sole cost and expense, may also obtain one of more surveys of the Fee Owned Property and the Leased Locations at Purchaser’s expense (the “Surveys”). Purchaser shall promptly, but not later than forty five (45) days following the date of this Agreement, notify the Seller in writing of objections to the condition of title set forth in the Commitments or on the Surveys which materially affect the merchantability of 1245 Properties’ title or the use of the Fee Owned Property or Seller’s use of the Leased Locations as presently utilized and do not constitute Permitted Liens (the “Title Objections”).

(b) Seller may voluntarily undertake to eliminate any and all of the Title Objections to the satisfaction of Purchaser, but the Seller is under no obligation to do so. If, however, the Seller elects not to, or cannot, eliminate the Title Objections to the reasonable satisfaction of Purchaser prior to the Closing Date and the Title Objections constitute a Material

Adverse Effect, Purchaser may terminate this Agreement, within five (5) business days following Seller’s notice that it will not or cannot eliminate such Title Objections, pursuant to Section 9.3 hereof without further liability to Purchaser or Seller. If the Title Objections do not constitute a Material Adverse Effect, Purchaser’s obligation to close shall nevertheless remain subject to the conditions set forth in Section 8.1 including Section 8.1(g).

(c) All title matters shown on the Commitments and the Surveys which are not the subject of Title Objections shall be deemed to be Permitted Liens. Further, if Purchaser makes any Title Objections which Seller elects not to, or cannot, cure, and Purchaser elects to proceed to Closing on the Closing Date, such Title Objections shall likewise be deemed Permitted Liens.

5.7 Environmental Matters. Purchaser, at its sole cost and expense, may obtain an environmental site assessment report with respect to the Fee Owned Property and Leased Locations, which report shall be acceptable in form and substance to Purchaser in its sole discretion. Any such environmental site assessment may include non-intrusive, non-damaging physical inspections of the Fee Owned Property and Leased Locations described above, a review of all relevant records in the possession or custody or under the control of the Seller, a review of relevant Governmental Authority records and contact with Governmental Authority personnel, sampling activities and any other investigatory activities of a scope satisfactory to Purchaser in its sole discretion. Purchaser shall promptly, but not later than forty five (45) days following the date of this Agreement, notify the Seller in writing of any objections to the condition of the Fee Owned Property or Leased Locations described above identified as a result of any environmental site assessment report. Any such objection by Purchaser shall be deemed a Title Objection (defined in Section 5.6(a) above) and shall be governed by the rights and obligations of the parties set forth in Section 5.6(b) and (c) above.

5.8 Inventory Assessment. Seller will grant Purchaser access to its property to the extent necessary to do a physical Inventory count at each Restaurant location within one (1) day prior to the Closing Date for purposes of determining the value of the Inventory.

5.9 Purchaser’s Financing. Seller shall use commercially reasonable efforts to cooperate with Purchaser in its efforts to consummate the financing, if any, of the transactions contemplated by this Agreement. Such commercially reasonable efforts shall include, to the extent reasonably requested by Purchaser, (i) providing direct contact between prospective lenders and the officers and directors of Seller, (ii) providing information with respect to the Business and Acquired Assets readily available to Seller in connection with Purchaser’s preparation of confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining such financing, (iii) cooperation with the marketing efforts of Purchaser and its financing sources for such financing, including participation in management presentation sessions, and (iv) providing reasonable assistance in obtaining any consents of third parties necessary in connection with such financing.

ARTICLE VI – COVENANTS TO SURVIVE THE CLOSING

Seller hereby covenants and promises to Purchaser and, where expressly stated, Purchaser hereby covenants and promises to Seller, the following:

6.1 Employees.

(a) The employment of all employees of Seller employed in connection with the Acquired Assets will be terminated by Seller as of the Closing Date. It is Purchaser’s intention and Purchaser may, but shall be under no obligation to, offer employment to any or all eligible employees of Seller employed in connection with the Acquired Assets. If Purchaser offers employment to such employees, the salary offered (including any bonus) will be no less favorable than the current salary paid to such employees on the date immediately preceding the Closing Date and with benefits no less favorable in any material respects than the benefits provided by Purchaser to its own similarly situated employees (the “Employment Offer”). Purchaser shall not assume any of Seller’s employment Liabilities that have accrued on or before the Closing Date, including without limitation unpaid FICA, FUTA, unemployment Tax, pension or profit-sharing plan contributions, employee fringe benefits, Liabilities under the WARN Act, severance benefits, bonuses, vacation time or pay or incentive programs of any type, nor shall Purchaser acquire any interest in or obligation under any pension, profit sharing, retirement or other plan of Seller. Seller shall retain all severance obligations, if any, to its employees. Seller shall retain all Liabilities relating to any Employee Benefit Plan.

(b) Seller or Seller’s ERISA Affiliate shall maintain a Health Plan after the Closing Date and provide continuation of health coverage pursuant to COBRA for all M&A Qualified Beneficiaries. “M&A Qualified Beneficiaries” means each individual who is a “qualified beneficiary” whose “qualifying event” occurred prior to or in connection with the sale of the Acquired Assets and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was associated with the Acquired Assets being sold. (The terms within quotes are as defined in COBRA and its related regulations). On the Closing Date, all Business Employees and Key Business Employees hired by Purchaser shall become employees of Purchaser and not of Seller.

(c) Purchaser shall honor seniority of all Business Employees and Key Business Employees, for vacation purposes, who become employees of Purchaser (i.e. if Seller’s terminated employee would have been entitled to two weeks vacation in their position with Seller but would only be entitled to one week of vacation in the comparable position with Purchaser, such employee will receive two weeks vacation, subject to all applicable vacation eligibility rules of Purchaser).

(d) Purchaser shall cooperate with Seller in making any notices required by the WARN Act or other applicable federal or state laws.

(e) Purchaser shall notify Seller regarding which Business Employees and Key Business Employees have been employed by Purchaser within ten (10) days following the Closing Date. Purchaser shall properly prepare and furnish to each Business Employee and Key Business Employee who is employed by Purchaser and for whom U.S. Tax reporting is required a Form W-2 that shall reflect all wages and compensation paid to such Business Employee and such Key Business Employee for the entire calendar year in which the Closing Date occurs. Purchaser shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. Purchaser shall properly prepare and file a final Form 941 and Schedule D (Form 941) with respect to the calendar year in which the Closing Date occurs.

Seller shall furnish to Purchaser the Forms W-4 and W-5 of each Business Employee and Key Business Employee that Seller is timely notified is employed by Purchaser for the portion of the calendar year up to and including the Closing Date. It is the intent of the parties hereto that the obligations of Seller and Purchaser under this Section 6.1 shall be carried out in accordance with Sections 5 and 6 of Revenue Procedure 2004-53. Seller shall remain responsible for Form W-2 reporting obligations for those Business Employees and Key Business Employees, if any, who do not become employees of Purchaser.

(f) Purchaser and Seller acknowledge that as of the Closing Date they will enter into the Shared Services Agreement, pursuant to which Seller shall provide Purchaser with the services of certain of its employees to assist Purchaser in the transition period following the Closing Date.

6.2 Non-assignable Contracts and Permits and Liquor Licenses

(a) Nothing in this Agreement shall be construed as an attempt to assign to Purchaser any Contract or Permit which by applicable law or its terms is non-assignable or the assignment of which would constitute a violation of law, contract, commitment, or other agreement. To the Knowledge of Seller, no Contract or Permit is non-assignable or would, in the event it were assigned, constitute a violation of any law, contract, commitment or other agreement.

(b) If, as of the Closing Date, an attempted assignment of any Non-Material Contract or Permit (other than a Liquor License) would be ineffective or would affect Purchaser’s rights thereunder so that Purchaser would not in fact receive all such rights (the “Non-assigned Contracts and Permits”), then such failure shall not affect the Closing except as hereinafter set forth. If a Liquor License has not been received for one or more Restaurants (the “Affected Restaurant”), Seller shall cooperate with Purchaser in a mutually acceptable arrangement and to the extent not prohibited by law to provide Purchaser the benefit (including the economic benefit) of Seller’s ability to sell and/or consume alcoholic beverages on the premises at the Affected Restaurant, including but not limited to entering into on the Closing Date a management agreement substantially similar to that set out in Exhibit R. Further, Seller must obtain the written consent of such third parties listed on Section 6.2 of the Seller Disclosure Schedule in connection with the transfer of certain Liquor Licenses into Purchaser’s name as licensee or co-licensee. If, and so long after the Closing Date as, such assignment shall not have been made or such Liquor License not received, Seller shall: (i) to the extent that such action shall not result in violation of the Non-assigned Contracts and Permits or applicable law, transfer to Purchaser all Acquired Assets and rights, including all monies, received in respect of the Affected Restaurants and the Non-assigned Contracts and Permits and hold the Affected Restaurants and Non-assigned Contracts and Permits in trust for Purchaser, and (ii) to the extent that the provisions of clause (i) above are not sufficient to transfer all of the benefits (including the economic benefit) of the Affected Restaurants and the Non-assigned Contracts and Permits, or any of the Non-assigned Contracts and Permits has been canceled as a result of the attempted assignment, take such actions (which, without limitation, may include entering into subcontracting arrangements with Purchaser) as are necessary to provide all of the benefits (or the equivalent thereof, including the economic benefit) of the Affected Restaurants and the Non-assigned Contracts and Permits to Purchaser.

(c) Nothing in this Section 6.2 shall derogate from the parties’ obligations under Section 5.1(a). Further, Seller agrees and acknowledges that in addition to the conditions to Closing set forth in Section 8.1, Purchaser has no obligation to proceed to a Closing prior to the Termination Date as long as Purchaser has not received the requisite Liquor Licenses for each of the Restaurants. If, on the Termination Date, Purchaser has not received a Liquor License for each of the Restaurants and all of the other conditions to Closing set forth in Article VIII have been satisfied or waived, then Seller and Purchaser agree to consummate the transactions contemplated by this Agreement on the Termination Date (which will become the Closing Date) subject to clause (b) above of this Section 6.2.

6.3 Confidentiality. Purchaser and Seller, until the fifth (5th) anniversary of the date of this Agreement and notwithstanding the earlier termination of this Agreement, shall keep, and shall cause their Affiliates, attorneys, accountants, counsel, financial advisors and other representatives to keep, any and all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than such parties’ Affiliates, directors, managers, members, officers, employees or agents, and then only on a confidential basis; provided, however, that such parties may disclose Confidential Information (a) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the consummation of the transactions contemplated by this Agreement, (b) to such parties’ attorneys, accountants and financial advisors who have agreed to keep the Confidential Information confidential in accordance with the terms hereof or (c) as requested or required by any Governmental Authority; and provided further that Purchaser may disclose such information to its financing sources. Purchaser may also disclose this Agreement and related Confidential Information to the creditors, customers or potential customers of the Seller to the extent Purchaser reasonably determines that such disclosure is appropriate to facilitate the fulfillment of the conditions precedent set forth in Article V hereof and to the extent the Confidential Information constitutes an Acquired Asset acquired by Purchaser, as necessary to run the Business after the Closing Date. For purposes of this Agreement, the term “Confidential Information” shall include all information about Purchaser and its Affiliates, on the one hand, and the Seller and its Affiliates on the other hand, which has been furnished to the other parties or their Affiliates pursuant to or in connection with this Agreement and any of the terms, conditions or other facts with respect to the negotiations of this Agreement; provided, however, that the term “Confidential Information” shall not be deemed to include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Purchaser and its Affiliates, on the one hand, or the Seller and its Affiliates, on the other hand, not permitted by this Agreement, (y) was available to the disclosing party on a non-confidential basis prior to its disclosure by the other parties to this Agreement or (z) becomes available to the disclosing party on a non-confidential basis from a person other than the other parties to this Agreement who, to the knowledge of the disclosing party, is not otherwise bound by a confidentiality agreement with the other parties to this Agreement or is not otherwise prohibited from transmitting the relevant information to such parties.

6.4 Tax Matters.

(a) All material Tax Returns of Seller with respect to any Taxes that constitute Retained Liabilities and that are required to be filed after the Closing Date by Seller with respect to

Taxes for periods prior to the Closing Date which, if unpaid, might result in a lien on any of the Acquired Assets shall be filed by Seller and all Taxes payable pursuant thereto shall be paid by Seller.

(b) Purchaser and Seller and their respective Affiliates shall cooperate in the preparation and defense of all Tax Returns and Taxes with respect to the Business relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include furnishing prior years’ Tax Returns or Tax Return preparation packages with respect to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such returns as is relevant to their preparation. In the case of any Tax Return, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information. After the Closing Date, each of Seller and Purchaser shall furnish the other with copies of all correspondence received from any Governmental Authority with respect to the Business in connection with any Tax audit or examination information request with respect to any period beginning prior to the Closing Date.

(c) Seller and its duly authorized representatives, at Seller’s expense, shall have the sole right to supervise or otherwise coordinate any Tax audit or examination process with respect to the Business and to negotiate, resolve, settle or contest any asserted adjustment to any Tax, or assert or prosecute any claim for refund or credit of any overpayment of any Tax for taxable periods ending on or before the Closing Date, provided that Seller shall not settle, resolve or compromise such examination without the written consent of Purchaser if such settlement, resolution, or compromise could affect in any way the Business or the Acquired Assets or the liability of Purchaser for any Taxes for any period. Except as otherwise provided herein or in any Ancillary Agreement, Seller shall be entitled to participate at its expense in the defense of any such claim relating to any taxable period that includes the Closing Date and, with the written consent of Purchaser at Seller’s sole expense, may assume the entire defense of such claim Without the prior written consent of Purchaser, Seller shall not take any action with respect to any Tax Return or any Tax that would have any material affect on any Liability of Purchaser for any Tax or the obligation of Purchase to file any Tax Return.

(d) Notwithstanding anything herein to the contrary, the parties (including any Affiliates and Persons acting on behalf of any party) agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure (as such terms are used in regulations promulgated under Code §6011) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or Tax analyses) provided to such party or such Person relating to such Tax treatment and Tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of the date of (i) public announcement of discussions relating to the transactions contemplated by this Agreement, or (ii) execution of this Agreement. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transactions’ Tax treatment or Tax structure, (B) the identities of the parties hereto, (C) the existence or status of any negotiations relating to this Agreement, (D) any pricing or other financial information (except to the extent such pricing or financial information is related to the transactions’ Tax treatment or Tax structure), or (E) any other term or detail not relevant to the transactions’ Tax treatment or Tax structure.

(e) Seller shall pay any and all Taxes, filing fees, recording fees or similar charges applicable to the purchase and sale of the Acquired Assets. Seller and Purchaser shall cooperate to deliver, prepare and file with the proper Governmental Authorities and public officials, as and to the extent available and necessary, all appropriate exemption certificates or similar instruments as may be necessary to avoid the imposition of any sales, transfer and similar Taxes on the transfer of the Acquired Assets pursuant hereto.

6.5 Continuing Existence of Seller. Seller shall maintain its limited liability company existence and shall not liquidate or wind down its affairs for a period of not less than sixty (60) months after the Closing Date.

6.6 Post-Closing Audited Financial Statements. Seller shall cooperate in good faith (including making available appropriate employees and outside accountants and providing relevant information and access to relevant information), during normal business hours and upon reasonable advance notice, with Purchaser’s preparation within sixty (60) days after the Closing, at Purchaser’s expense, of audited financial statements (prepared in accordance with GAAP and Securities Exchange Act Reg. S-X) for the operations of Mitchell’s Fish Market, Columbus Fish Market, Cameron’s Steakhouse (Michigan) and Mitchell’s Steakhouse for the fiscal periods ended December 31, 2006 and December 30, 3007, together with a report on such financial information by the PCAOB registered accounting firm thereon.

6.7 Gift Cards. After the Closing Date it is contemplated that Gift Cards issued by Seller prior to the Closing Date and which are not redeemed prior to the Closing Date will be presented to Purchaser for redemption. Following the Closing Date, Purchaser shall recognize and honor such Gift Cards upon presentation. Subject to this Section 6.7 and the Gift Card Escrow Agreement, for a period of eighteen (18) months (the “Gift Card Liability Period”), Seller shall reimburse and indemnify Purchaser for any such amount in accordance with Section 7.2 and Section 7.8 hereof. Seller and Purchaser shall enter into the Gift Card Escrow Agreement to provide for a cash escrow in the amount provided therein and such agreement will have a term of twelve (12) months following the Closing Date. Following the twelfth month after the Closing Date, the Gift Card Escrow Agent shall deliver to Seller the remaining balance of the Gift Card Escrow Account in accordance with the Gift Card Escrow Agreement. Disbursements to Purchaser in connection with the redemption of Gift Cards during the period of the Gift Card Escrow Account shall be in accordance with the terms, and subject to the conditions, set forth in the Gift Card Escrow Agreement. Disbursements by Purchaser in connection with the redemption of Gift Cards after the twelfth month following the Closing Date but before the Gift Card Liability Period has expired will be promptly reimbursed to Purchaser on a monthly basis upon Seller’s receipt of documentation evidencing Purchaser’s redemptions; provided, however, that as of the thirteenth month following the Closing Date, Purchaser shall be liable for the first One Hundred Thousand Dollars ($100,000) of Gift Cards presented to Purchaser for redemption; provided, Seller shall reimburse and indemnify Purchaser for any amount in excess of such One Hundred Thousand Dollars ($100,000) during the six (6) months following the twelfth month following the Closing Date.

6.8 Redemption of Gift Cards. (a) Following the expiration of the Gift Card Liability Period, Purchaser shall continue to honor any Gift Cards issued by Seller prior to the Closing Date and presented to Purchaser for redemption, subject to Section 6.7 above.

(b) Following the Closing Date, Purchaser shall continue to honor any Bonus Cards issued by Seller prior to the Closing Date and presented to Purchaser for redemption. Purchaser shall not seek reimbursement from Seller for any Bonus Card redemption.

(c) From the date hereof, Seller shall only issue Promotional Cards in the Ordinary Course of Business. As of December 31, 2007, with respect to the Acquired Assets, Seller shall discontinue use of and will not longer issue Club Cards for use at any of the Restaurant locations.

6.9 Non-Solicitation of Seller’s Employees. For a period of eighteen (18) months following the Closing Date, Purchaser shall not knowingly solicit or employ, or seek to solicit or employ, any employee of Seller who is a store level manager, director level employee or a member of the Seller’s executive team as of the date hereof, to perform services or functions for Purchaser except as contemplated under the shared services agreement. Nothing in this Agreement shall prohibit Purchaser from hiring any such employee or officer of Seller whose employment is subsequently terminated by Seller for any reason.

6.10 Non-Solicitation of Purchaser’s Employees. From the date of this Agreement through and including the Closing Date, neither Seller or Mitchell shall knowingly solicit or employ, or seek to solicit or employ any existing key or management personnel of Purchaser or the Key Business Employees to perform any services or functions for Seller or Mitchell, except for such personnel employed by Purchaser and subsequently terminated by Purchaser.

6.11 Non-Competition. Both Mitchell and Seller will execute an agreement not to compete in the form attached hereto as Exhibit “D” and Exhibit “J”, respectively.

6.12 Use of “Mitchell.” As part of this Agreement, Seller is assigning to Purchaser the service mark “Mitchell’s Ocean Club”, the name/mark “Mitchell”, and the domain name “www. mitchellsoceanclub.com,” together with all of their good will. For the name/mark “Mitchell,” Purchaser agrees to grant to Seller at Closing an exclusive, non-assignable and royalty-free license to use only as set forth below. For mark “Mitchell’s Ocean Club,” Purchaser agrees to grant to Seller at Closing an exclusive, non-assignable and royalty-free license to use the mark “Mitchell’s Ocean Club” and the domain name “www.mitchellsoceanclub.com,” on the following terms.

(a) Mitchell’s Ocean Club: Seller may continue to use the service mark “Mitchell’s Ocean Club” at the current store location at 4002 Easton Station, Columbus, Ohio, 43219 for as long as Seller operates the business at this location. Seller is prohibited from assigning this license to any purchaser of the business at this location or moving the name to a new location.

(b) Cameron Mitchell Catering Company: Seller may use the name/mark “Mitchell” as part of the name “Cameron Mitchell Catering Company” in connection with Seller’s catering business located in Columbus, Ohio. Seller is prohibited from expanding the catering business outside of the Columbus, Ohio metropolitan area under the name “Cameron Mitchell Catering Company.” This right is not assignable to third parties who may purchase the catering business.

(c) Cameron Mitchell Restaurants, LLC. Seller may continue to use the name “Mitchell” in connection with “Cameron Mitchell Restaurants, LLC” as the name of the legal entity located in Columbus, Ohio for as long as Seller operates its business under such name.

(d) Domain Names. Seller may continue to use the name “Mitchell” and the domain names “www.cameronmitchellcatering.com” and “wvw.cameronmitchell.com.”

(e) M. Cameron Mitchell” and Cameron Mitchell. Seller and Purchaser acknowledge and agree that nothing in this Agreement or in any Ancillary Agreement prohibits or precludes Mitchell from using his legal name “M. Cameron Mitchell” or “Cameron Mitchell” in association with the future exploitation of, or the provision of, restaurant, lounge, catering or food services of any kind and scope worldwide, so long as Seller agrees not to use “M. Cameron Mitchell” or “Cameron Mitchell” as or in the name of any seafood and/or steakhouse dining business identical to or commercially similar to the Business and the restaurants owned and operated by Purchaser as of the Closing Date.

6.13 Cameron’s Steakhouse.

(a) As part of this Agreement, Purchaser is acquiring all right, title and interest to the name and mark “Cameron’s Steakhouse” in connection with “steakhouse and seafood restaurant services.” Seller recognizes that to the extent Seller retains ownership of the mark “Cameron’s” for all other restaurant services and seeks to register mark(s) using that name in the U.S. Patent & Trademark Office and Purchaser’s application for “Cameron’s Steakhouse” matures into a registration, there may be a finding by the Patent & Trademark Office that the marks as used by the different parties may cause a likelihood of confusion on each other and thus are not registrable under Section 2(d) of the Lanham Act (15 U.S.C. § 1052(d)). The parties agree to execute at the Closing a Consent Agreement in the form attached hereto as part of Exhibit B (F), in which each party recognizes the right of the other to own, use and register its respective mark(s) and agrees that the use of the same will not cause a likelihood of confusion. Mitchell also agrees to provide his consent to the use of his personal name “Cameron” as part of any application that is filed at the Patent & Trademark Office now or in the future by separate document in the form attached hereto as part of Exhibit B.

(b) Seller agrees to cease operating the Cameron’s Steakhouse location at 5750 North Port Washington Road, Glendale, Wisconsin 53217 and it is not part of the Acquired Assets. As Purchaser is acquiring all rights, title and interest in and to the mark “Cameron’s Steakhouse,” in connection with “steakhouse and seafood restaurant services”, it will grant to Seller a non-exclusive, non-assignable, royalty-free and temporary license (as set forth in the form attached hereto as part of Exhibit B) to use the mark only at this location for ninety (90) calendar days after the Closing Date in the event Seller has not ceased operating this location by the Closing Date.

(c) Nothing in this section 6.13 shall prohibit or preclude Seller from offering steak or seafood menu items in Seller’s provision of restaurant, lounge, food or catering services; provided that no such steak or seafood items shall be a primary or focal menu item(s) in the provision of such services.

6.14 Working Cash. Working Cash shall be reimbursed to Seller within five (5) calendar days after the Closing Date in the amount evidenced by the cross-receipt executed by both Purchaser and Seller on the Closing Date.

6.15 Real Property Leases. With respect to those Real Property Leases that as of the Closing Date have a remaining term of less than 10 years (including any renewal options exercisable by the lessee thereunder), after the Closing Date Seller shall use commercially reasonable efforts to assist Purchaser in obtaining an extension to, or an option to extend, such lease term on terms and conditions reasonably satisfactory to Purchaser; provided, Seller’s obligation hereunder shall expire six (6) months following the Closing Date.

6.16 Real Property Lease Notices. Seller will provide the Purchaser with copies of all notices from any landlord under each Real Property Lease within three (3) business days of receipt of such notice.

6.17 Bulk Sales Laws. Seller agrees to pay and discharge, when due, all claims of creditors that could be asserted against Purchaser by reason of noncompliance with any Bulk Sales Law applicable to the transactions anticipated by this Agreement.

6.18 Additional Assurances. At any time following the Closing Date, at Purchaser’s request and without further consideration, Seller shall provide such materials and information and take such actions as Purchaser may reasonably deem necessary or desirable in order to provide Purchaser with the rights and benefits intended to be conveyed under this Agreement and the Ancillary Agreements, including, without limitation any reasonable request by Purchaser for assistance (i) in connection with the Intellectual Property including any related filings or registrations or (ii) in connection with the Liquor Licenses or other Permits including the transfer thereof and such other assistance to apply for, obtain or make any authorizations, consents, filings, approvals, and Permits (including Liquor Licenses) necessary for Purchaser to conduct the Business and operate the Acquired Assets in the same manner conducted and operated by Seller on the date hereof.

6.19 Survivability. The provisions of this Article VI shall survive the Closing Date.

ARTICLE VII – INDEMNIFICATION

7.1 Survival of Representations. All of the representations and warranties of the parties contained in Articles III and IV this Agreement, along with the covenants set forth in Articles V, shall survive the Closing hereunder for a period of twelve (12) months (the “Limitation Period”); provided, however, that claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from either party to the breaching party prior to the expiration of the Limitation Period shall not thereafter be barred by the expiration of the relevant representation or warranty to the extent that it relates to such claims; and provided, further, that the representations set forth in Section 3.3, Authorization of Transaction; Section 3.4, Noncontravention; Section 3.5, Brokers’ and Consulting Fees, Section 3.6(a), Real Property, Section 3.7, Acquired Assets, Section 3.15, Tax Matters; Section 3.22, Employee Benefit Plans; and Section 3.23, Environmental, Health and Safety, and claims brought against Seller with respect to the intentional misrepresentations or fraud shall survive until the expiration of the applicable statute of limitations. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

7.2 Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser and their respective members, managers, officers, employees, and other agents (collectively, the “Purchaser Indemnitees”) in respect of any and all damages (including diminution in value), losses, Liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation not related to or arising from the Assumed Liabilities) of any kind or nature whatsoever (collectively, “Damages”) asserted against or incurred by any Purchaser Indemnitee as a result of, in connection with or arising out of:

(a) Any breach or nonperformance (partial or total) of or inaccuracy in any representation, warranty, covenant or agreement of Seller or 1245 Properties contained herein, in the Seller Disclosure Schedule or in any Ancillary Agreement;

(b) 100% of the amount of any Gift Cards issued by Seller prior to the Closing Date and presented to Purchaser for redemption during the Gift Card Liability Period;

(c) The Retained Liabilities;

(d) Any Liability or obligation (other than the Assumed Liabilities) resulting from, arising out of or in connection with the Business as conducted or the ownership or the operation of the Acquired Assets on or prior to the Closing Date;

(e) Any losses or costs of defending against any claims which may be made against any Purchaser Indemnitee by any Person claiming violations by Seller of any local, state or federal laws relating to the employment by Seller of any employee of Seller including, but not limited to, wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of Taxes of any kind or nature (except to the extent that Purchaser has assumed a Tax obligation pursuant to Section 6.1(e)), where such claims arise out of events, facts or circumstances occurring prior to the Closing Date;

(f) Any Liabilities that may arise from or relate to any obligations of Seller to be responsible under the Real Property Leases on or prior to the Closing Date;

(g) Any actual or threatened violation of or non-compliance with, or remedial obligation arising under, any Environmental, Health and Safety Law arising from any event, circumstance, activity, practice, incident, or action occurring prior to the Closing Date and relating in any way to the Acquired Assets or the Business;

(h) The failure to comply with any Bulk Sales Law in connection the transactions contemplated by this Agreement;

(i) Any legal action or proceeding threatened or commenced by a Person owning or holding (directly or indirectly) a membership or other ownership interest in Seller relating to the transactions contemplated by this Agreement; or

(j) Any Liabilities that may arise from or relate to Seller’s or Seller’s ERISA Affiliate’s failure to maintain a Health Plan after the Closing Date and provide continuation health coverage pursuant to COBRA for all M&A Qualified Beneficiaries.

7.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and its managing member, members, officers, employees and other agents (collectively, the “Seller Indemnitees”) in respect of any Damages asserted against or incurred by any Seller Indemnitee as a result of, in connection with, or arising out of:

(a) Any material breach or nonperformance (partial or total) of or material inaccuracy in any representation, warranty, covenant or agreement of Purchaser contained herein or in any Ancillary Agreement;

(b) Any Liability or obligation arising out of Purchaser’s use of the Acquired Assets or the operation of the Business after the Closing Date and not resulting from a breach of any representation, warranty or covenant made herein by Seller;

(c) The Assumed Liabilities;

(d) Any losses or costs of defending against any claims which may be made against any Seller Indemnitee by any Person claiming violations by Purchaser of any local, state or federal laws relating to the employment by Purchaser of any former employee of Seller including, but not limited to, wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of Taxes of any kind or nature, where such claims arise out of events, facts or circumstances occurring after the Closing Date and not resulting from a breach of any representation, warranty or covenant made herein by Seller;

(e) Any Liabilities that may arise from or relate to any obligations of Purchaser to be responsible under the Real Property Leases after the Closing Date;

(f) Any Liability arising out of or relating to any inspections or other activities or the acts or omissions of Purchaser, its agents or employees in connection with the inspections permitted under Section 5.7;

(g) Any Liability associated with the presentation to Purchaser of Gift Cards for redemption during the six months following the twelfth month following the Closing Date up to the amount of One Hundred Thousand Dollars ($100,000); or

(h) Any actual or threatened violation of or non-compliance with, or remedial obligation arising under, any Environmental, Health and Safety Law arising from any event, circumstance, activity, practice, incident, or action occurring after the Closing Date and relating in any way to the Acquired Assets or the business of Purchaser and not resulting from a breach of any representation, warranty or covenant made herein by Seller.

7.4 Prosecution of Indemnification Claims. The respective obligations of Seller to indemnify the Purchaser Indemnitees under Section 7.2 and the respective obligations of Purchaser to indemnify the Seller Indemnitees under Section 7.3 hereof, in each case resulting from the assertion of Liability by a third party (each, as the case may be, a “Claim”), shall be further subject to the following terms and conditions:

(a) Any party against whom any Claim is asserted shall give the party (or parties) required to provide indemnity hereunder written notice of such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof with counsel chosen by it but reasonably satisfactory to the indemnified party. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party’s obligations under this Section 7.4, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Purchaser Indemnitee or Seller Indemnitee, as the case may be (each, an “Indemnitee”), against whom such Claim has been made shall have the right, but shall not be obligated, to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party.

(b) Anything in this Section 7.4 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (a) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such action, suit or proceeding or (b) for other than monetary damages without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

7.5 Liability Escrow Arrangement. On the Closing Date, Seller shall deposit a cash amount equal to ten percent (10%) of the Purchase Price (the “Liability Escrow Fund”) with a banking or other financial institution selected by Purchaser with the reasonable consent of Seller as escrow agent, such deposit to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit “H.” The Escrow Fund shall be available solely to compensate the Purchaser Indemnities pursuant to the indemnification obligations of Seller (exclusive of the Gift Card indemnification in clause (b)) set forth in Section 7.2 above.

7.6 Limitations.

(a) Notwithstanding anything to the contrary in this Article VII, in no event shall the liability of Seller for Damages, whether pursuant to indemnification of the Purchaser Indemnities pursuant to Section 7.2 hereof or otherwise, exceed in the aggregate more than fifteen percent (15%) of the Purchase Price; provided, the Purchaser Indemnities shall not be entitled to make a claim for indemnification under Section 7.2 hereof unless and until the aggregate Damages suffered or incurred by the Purchaser Indemnitees exceed Five Hundred Thousand Dollars ($500,000) (it being understood and agreed that the Five Hundred Thousand Dollars ($500,000) is intended as a deductible), and the Seller shall not be liable for the first Five Hundred Thousand Dollars ($500,000) of Damages for which the Purchaser Indemnities are entitled to indemnification. However, this Section 7.6 will not apply to claims under Section 7.2(a) for breach of any obligation of Seller in Article V or Article VI, or to claims under Section 7.2(b) or Section 7.2(c), or to matters arising in respect of Sections 3.5, 3.6,. 3.7, or 3.15, or any intentional breach by Seller of any covenant or obligation.

(b) Notwithstanding anything to the contrary in this Article VII, in no event shall the liability of Purchaser for Damages, whether pursuant to indemnification of the Seller Indemnities pursuant to Section 7.3 hereof or otherwise, exceed in the aggregate more than fifteen percent (15%) of the Purchase Price; provided, the Seller Indemnities shall not be entitled to make a claim for indemnification under Section 7.3 hereof unless and until the aggregate Damages suffered or incurred by the Seller Indemnitees exceed Five Hundred Thousand Dollars ($500,000) (it being understood and agreed that the Five Hundred Thousand Dollars ($500,000) is intended as a deductible), and Purchaser shall not be liable for the first Five Hundred Thousand Dollars ($500,000) of Damages for which the Seller Indemnities are entitled to indemnification. However, this Section 7.6(b) will not apply to claims under Section 7.3(a) for breach of any obligation of Purchaser in Article V or Article VI, or to claims under Section 7.3(c) or Section 7.3(g) or to matters arising in respect of Section 4.4 or 4.6, or any intentional breach by Purchaser of any covenant or obligation.

7.7 Amount of Damages. The amount of any Damages for which indemnification is available under this Article VII shall be determined after giving effect to any Tax benefits or insurance recoveries that are available to any Indemnitee with respect to all or a portion of such Damages (provided that no offset or deduction shall be made if the Indemnitee fails to realize such benefits or recoveries after having taken commercially reasonable efforts to do so), and an Indemnitee shall take such actions as are commercially reasonable to mitigate any such Damages.

7.8 Gift Card Escrow Account. At the Closing, Purchaser, Seller and a banking or other financial institution selected by Purchaser with the reasonable consent of Seller, as the Gift Card escrow agent, shall enter into an escrow agreement in form and substance as set forth in Exhibit “I” hereof (the “Gift Card Escrow Agreement”).

7.9 Indemnification of Mitchell. Purchaser shall indemnify and hold harmless Mitchell from any personal guaranty of any obligation of Purchaser accruing after the Closing Date for which a release is not obtained pursuant to Section 5.1(i), pursuant to an agreement in form and having terms and conditions mutually satisfactory to Mitchell and Purchaser.

ARTICLE VIII – CLOSING CONDITIONS

8.1 Conditions to the Obligations of Purchaser. Each and every obligation of Purchaser hereunder shall be subject to the satisfaction, as of Closing, of each of the following conditions, each of which can be waived by Purchaser, but only in writing:

(a) All of the representations and warranties of Seller set forth in Article III above shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct except for representations and warranties as of a specified date, which shall be true and correct as of such date;

(b) Each of the covenants and other obligations of Seller to be performed by it on or before Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects;

(c) No action, suit, or proceeding shall be pending before any court or governmental agency or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Purchaser to own the Acquired Assets and to operate the Business;

(d) Seller shall have obtained a release or releases or other appropriate documents as may be necessary to enable Purchaser to cancel or release any and all Liens encumbering or otherwise affecting any of the Acquired Assets other than the Permitted Liens and Seller shall have delivered to Purchaser a certified Uniform Commercial Code or equivalent search in the name of the Seller, performed in each jurisdiction where the Acquired Assets of Seller are located and where Seller’s Chief Executive Office (as that term is used under the Uniform Commercial Code in the state wherein such search is being performed) is located, dated not more than 30 days prior to the Closing Date showing no Liens of record encumbering the Acquired Assets other than Permitted Liens and Liens to be released hereunder;

(e) The expiration or early termination of the applicable waiting period under the H-S-R Act;

(f) Seller shall have delivered to Purchaser a certificate, in form reasonably satisfactory to Purchaser, to the effect that each of the conditions specified above in Section 8.l(a)-(c) and (e) has been satisfied in all material respects;

(g) There shall have been no material adverse change in the condition or character of the Fee Owned Property, any Real Property Lease or any Restaurant and there shall have been no event or circumstance that has had or could reasonably be expected to have a material adverse change on the operations, financial condition or prospects of any Restaurant, in each case, between the date of the Most Recent Financial Statement and the Closing Date;

(h) Since the date of the Most Recent Financial Statement, there shall not have been a Material Adverse Effect;

(i) Seller shall have delivered to Purchaser the Financial Statements described in Section 5.l(m);

(j) The Inventory level at each Restaurant location as of the Closing Date shall be sufficient to operate each Restaurant location in the Ordinary Course of Business.

(k) Seller shall have delivered all of the executed agreements and other instruments required to be delivered by Seller pursuant to Section 2.9 hereof;

(l) Seller shall have delivered any executed assignments of copyrightable works delivered to Seller pursuant to Section 5.1(o);

(m) Mitchell shall have executed and delivered the Non-Compete and Non-Solicitation Agreement in the form attached hereto as Exhibit “J”;

(n) Seller shall have delivered to Purchaser from its members holding at least fifty one percent (51%) of its voting power as of the Closing Date a consent, release and discharge of Purchaser, its executive officers, managers, employees, directors, subsidiaries, Affiliates, attorneys and agents in substantially the form of Exhibit “Q” from all Damages that may arise in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(o) Seller shall have delivered to Purchaser a legal opinion of Seller’s counsel, in form and substance attached hereto as Exhibit “K”;

(p) All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby are reasonably satisfactory in form and substance to Purchaser;

(q) Receipt by Purchaser of the Material Consents and Permits (other than the Liquor Licenses) and subject to Section 6.2, receipt by Purchaser of such other authorizations, consents, filings and approvals necessary to permit Seller to perform the transactions contemplated hereby, and all authorizations, consents, filings, licenses, permits and approvals necessary to permit Purchaser to continue the Business of Seller and to own and operate the Acquired Assets in the manner now conducted, owned and operated by Seller as obtained, made or given, in form and substance reasonably satisfactory to Purchaser, not subject to the satisfaction of any condition that has not been satisfied or waived and in full force and effect; and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred;

(r) A certificate of the Secretary of the Seller, dated the Closing Date, (i) setting forth the resolutions of the manager authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby, (ii) certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, (iii) certifying as to the incumbency of the officers of the Seller executing this Agreement and any Ancillary Agreement to which it is a party, (iv) certifying as to the validity and completeness of the Articles of Organization and Operating Agreement of the Seller delivered to Purchaser prior to the Closing Date including the Operating Agreement amendment provided for under Section 5.1(k) and (v) certifying as to the identity and voting percentage of the equity members of Seller as of the Closing Date.

(s) A certificate of full force and effect of Seller dated a date reasonably approximate to the Closing Date, issued by the Secretary of State of the entity’s state of organization and each state where the Seller operates its Business, and to the extent reasonably available in each state wherein a Restaurant is located, a letter from that state’s Department of Revenue certifying as to the timely filing of all sales, use and similar Tax reports and the timely payment of all sales, use and similar Taxes by Seller;

(t) Seller shall have delivered to Purchaser (i) an estoppel and consent agreement executed by the landlord under each Real Property Lease in substantially the form of Exhibit “M” (each an “Estoppel and Consent”), (ii) fully executed amendments to certain Real Property Leases as provided under Section 5.1(l) and (iii) evidence satisfactory to Purchaser of the payment in full of all loans, advances, notes and other instruments due any landlord under the Real Property Leases;

(u) An assignment of any all insurance proceeds (or an assignment of the right to receive all such proceeds) to which Purchaser may be entitled under Section 5.2 hereof; and

(v) Each Restaurant location shall have Working Cash on hand, the amount of which shall be evidenced by a cross receipt in substantially the form attached hereto as Exhibit “P” signed by Purchaser and Seller as of the Closing Date;

(w) Seller shall have delivered to Purchaser for each of the Restaurants the general manager description set forth in Section 5.1(p).

(x) Seller shall have delivered to Purchaser satisfactory evidence of the payoff of all equipment leases and equipment loans or advances set forth in Section 5.4 of the Seller Disclosure Schedule.

8.2 Conditions to the Obligations of Seller. Each and every obligation of Seller hereunder shall be subject to the satisfaction, as of Closing, of each of the following conditions, each of which can be waived by Seller, but only in writing:

(a) Purchaser shall have delivered to Seller at Closing the Purchase Price, less any funds delivered into escrow, in cash in United States dollars, by wire transfer of immediately available funds in accordance with written instructions provided to Purchaser by Seller;

(b) All of the representations and warranties of Purchaser set forth in Article IV above shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct in all material respects;

(c) Each of the covenants and other obligations of Purchaser to be performed by it on or before Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects;

(d) The expiration or early termination of the applicable waiting period under the H-S-R Act;

(e) No action, suit, or proceeding shall be pending before any court or governmental agency or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(f) Purchaser shall have delivered to Seller certificates, in form reasonably satisfactory to Seller, to the effect that each of the conditions specified above in Section 8.2(b)-(c) has been satisfied in all material respects;

(g) Purchaser shall have delivered to Seller all of the executed agreements and other instruments required to be delivered by Purchaser pursuant to Section 2.9 hereof; and

(h) All actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby are reasonably satisfactory in form and substance to Seller.

ARTICLE IX – TERMINATION

9.1 Mutual Consent. This Agreement may be terminated by the mutual written consent of Purchaser and Seller.

9.2 By Either Purchaser or Seller. This Agreement may be terminated by either Purchaser or Seller at any time prior to Closing if:

(a) any law or regulation that materially restricts the consummation of the transactions contemplated by this Agreement or makes the consummation of the transactions illegal or if a judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Purchaser or Seller from consummating the transactions contemplated by this Agreement shall have been entered, and such judgment, injunction, order or decree shall have become final and nonappealable; provided, a party may not terminate this Agreement pursuant to this Section 9.2(a) if it or its Affiliates’ failure to perform its obligations under this Agreement resulted in or substantially contributed to the issuance of such judgment, injunction, order or decree; or

(b) if the Closing Date shall not be on or before February 29, 2008 (the “Termination Date”).

Notwithstanding Sections 9.3 and 9.4 hereof, a party who is in breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to Section 9.2(a) or (b).

9.3 By Purchaser. This Agreement maybe terminated by Purchaser if a Material Adverse Effect occurs or if a material default shall be made by Seller in the observance of or in the due and timely performance of any of the agreements or covenants of Seller herein contained, or if there shall have been a breach by Seller of any of the warranties and representations of Seller herein contained, or if any of the conditions to the obligations of Purchaser shall not have occurred and the noncompliance, nonperformance, breach or failure to occur, as applicable, shall not have been waived by Purchaser; provided, that if such breach is of a nature that it may be cured and as determined in the sole discretion of Purchaser, such breach or subsequent cure causes no adverse effect to Purchaser, Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.3 unless such breach causes no adverse effect to Purchaser, as determined in the sole discretion of Purchaser and remains uncured for 30 days after written notice thereof shall have been received by Seller.

9.4 By Seller. This Agreement may be terminated by Seller if a material default shall be made by Purchaser in the observance of or in the due and timely performance by Purchaser of any of the agreements or covenants of Purchaser herein contained, or if there shall have been a breach by Purchaser of any of the warranties and representations of Purchaser herein contained, or if any of the conditions to the obligations of Seller shall not have occurred and the noncompliance, nonperformance, breach or failure to occur, as applicable, shall not have been waived by Seller; provided, that if such breach is of a nature that it may be cured, Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.4 unless such breach remains uncured for 30 days after written notice thereof shall have been received by Purchaser.

9.5 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, 9.2, 9.3 or 9.4 above, all rights and obligations of the parties hereunder shall terminate without any liability to any other party hereto; provided, however, that if the basis of termination is a material breach or default by Purchaser, on the one hand, or Seller, on the other hand, of one or more of the provisions of this Agreement, the party or parties then in breach or default shall be liable to the nonbreaching party or parties for all Damages resulting from such breach or default.

ARTICLE X – MISCELLANEOUS

10.1 Press Releases and Public Announcements. Prior to Closing, no party shall make any press release or other public disclosure of this transaction without the prior written consent of the other parties hereto; provided, however, that Purchaser may make any public disclosure it believes in good faith is required by applicable law, rule or regulation or any listing or trading agreement or the rules or requirements of any stock exchange concerning its publicly traded securities (in which case, Purchaser shall use commercially reasonable efforts to advise Seller prior to making such disclosure).

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except Mitchell with respect to Section 5.1(i) and Section 7.9 hereof.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings,

agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof including, without limitation, that certain Offer Letter, dated as of October 15, 2007, by and among Seller, 1245 Properties, Mitchell, and Purchaser.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any Ancillary Agreement or any of its rights, interests, or obligations hereunder or thereunder without the prior written approval of the other parties hereto or thereto, except that Purchaser may assign some or all of its rights, interests and obligations pursuant to this Agreement and the Ancillary Agreements to one or more one of its subsidiaries without the consent of Seller; provided that Purchaser shall remain liable for its obligations hereunder.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if served personally, on the day of such service, or (ii) if mailed by certified or registered mail (return receipt requested), on the second business day after mailing, and (iii) if transmitted by recognized overnight carrier, on the next business day after tender to the carrier. Such communications shall be sent to the following addresses:

If to Seller:	Cameron Mitchell Restaurants, LLC
515 Park Street
Columbus, Ohio 43215
Attn: CMR Management, Inc., President
Fax: 614-621-1020

Copy to:	Richard J. Helmreich, Esq.
Porter, Wright, Morris & Arthur, LLP
41 South High St.
Columbus, OH 43215
Fax: 614-227-2100

If to Purchaser:	Ruth’s Chris Steakhouse, Inc.
500 International Pkwy, Suite 100
Heathrow, Florida 32746
Attn: Craig S. Miller, President/CEO
Fax: 407-833-9625

Copy to:	Ruth’s Chris Steakhouse, Inc.
500 International Pkwy, Suite 100
Heathrow, Florida 32746
Attn: Thomas E. O’Keefe, General Counsel
Attn: 407-833-9625

If to 1245 Properties:	1245 Properties LLC
c/o Cameron Mitchell Restaurants, LLC
515 Park Street
Columbus, Ohio 43215
Attn: CMR Management, Inc., President
Fax: 614-621-1020

Copy to:	Richard J. Helmreich, Esq.
Porter, Wright, Morris & Arthur, LLP
41 South High St.
Columbus, OH 43215
Fax: 614-227-2100

If to Mitchell:	M. Cameron Mitchell
c/o Cameron Mitchell Restaurants, LLC
515 Park Street
Columbus, Ohio 43215
Attn: CMR Management, Inc., President
Fax: 614-621-1020

Copy to:	Richard J. Helmreich, Esq.
Porter, Wright, Morris & Arthur, LLP
41 South High St.
Columbus, OH 43215
Fax: 614-227-2100

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio.

10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, signed by each of the parties hereto and identified in such writing as an amendment to this Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13 Litigation Expense. In any action brought by a party hereto to enforce the obligations of the other parties hereto, the prevailing party shall be entitled to collect from the other parties to such action such prevailing parties’ reasonable attorneys’ and accountants’ fees, court costs and other expenses incidental to such litigation.

10.14 Specific Performance. Each of the parties acknowledges and agrees that the other parties will be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

CAMERON MITCHELL RESTAURANTS, LLC, an Ohio limited liability company

By:	CMR Management, Inc.,
its Manager

By:	/s/ M. Cameron Mitchell
M. Cameron Mitchell,
President

PURCHASER:

RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation

By:	/s/ Craig S. Miller
Craig S. Miller,
President/CEO

INTERVENERS:

/s/ M. Cameron Mitchell
M. Cameron Mitchell

1245 PROPERTIES, LLC, an Ohio limited liability company

By:	/s/ M. Cameron Mitchell
Name:	M. Cameron Mitchell
Title:	Authorized Agent

Asset Purchase Agreement Signature Page